GREENFIELDS FUNDING CORP.

                                     and

                             DMB/REMEDIATION LLC

                           _______________________


                         SUBORDINATED LOAN AGREEMENT

                           _______________________



                                March 11, 1997

                             TABLE OF CONTENTS

BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1    DEFINITIONS.. . . . . . . . . . . . . . . . . . . . . . .  2

2    THE LOAN; FUNDING CONDITIONS. . . . . . . . . . . . . . . 19
     2.1  Approval, Advances and Funding Conditions. . . . . . 19
     2.2  Amount of Subordinated Loan Advances.. . . . . . . . 19
     2.3  Release Shortfall Advances.. . . . . . . . . . . . . 20
     2.4  Required Equity Contribution.. . . . . . . . . . . . 20
     2.5  Additional Prov. Relating to Subordinated Loan Adv . 20
     2.6  Purpose of Funding Conditions. . . . . . . . . . . . 20
     2.7  Repayment. . . . . . . . . . . . . . . . . . . . . . 21
     2.8  Fiduciary Obligation.. . . . . . . . . . . . . . . . 21
     2.9  Subordinated Loan Interest.. . . . . . . . . . . . . 21
     2.10  Maturity Date.. . . . . . . . . . . . . . . . . . . 22
     2.11  Effect of Upcoming Maturity.. . . . . . . . . . . . 22
     2.12  Security and Priority.. . . . . . . . . . . . . . . 22
     2.13  Certain Excluded Expenditures.. . . . . . . . . . . 22

3    LOAN APPLICATIONS.. . . . . . . . . . . . . . . . . . . . 23
     3.1  Required Contents. . . . . . . . . . . . . . . . . . 23
     3.2  Criteria to Be Satisfied.. . . . . . . . . . . . . . 24
     3.3  Noncompliance. . . . . . . . . . . . . . . . . . . . 25
     3.4  Time Periods and Approval. . . . . . . . . . . . . . 25
     3.5  Multiple Disapprovals. . . . . . . . . . . . . . . . 26

4    COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . . 26
     4.1  Acquisition and Remediation. . . . . . . . . . . . . 26
     4.2  Compliance with Law. . . . . . . . . . . . . . . . . 27
     4.3  Site Conditions. . . . . . . . . . . . . . . . . . . 27
     4.4  Delays in Mortgage Acquisitions. . . . . . . . . . . 27
     4.5  GMP Agreements.. . . . . . . . . . . . . . . . . . . 28
     4.6  Use of Funds.. . . . . . . . . . . . . . . . . . . . 28
     4.7  Real Estate Operations.. . . . . . . . . . . . . . . 28
     4.8  Leasing. . . . . . . . . . . . . . . . . . . . . . . 29
     4.9  Notices. . . . . . . . . . . . . . . . . . . . . . . 29
     4.10  Environmental Reports.. . . . . . . . . . . . . . . 29
     4.11  Access. . . . . . . . . . . . . . . . . . . . . . . 29
     4.12  Contracts.. . . . . . . . . . . . . . . . . . . . . 29
     4.13  Communications. . . . . . . . . . . . . . . . . . . 30
     4.14  Budgets.. . . . . . . . . . . . . . . . . . . . . . 30
     4.15  Notification of Certain Events. . . . . . . . . . . 30
     4.16  No Conveyance.. . . . . . . . . . . . . . . . . . . 30
     4.17  Other Business of DMB.. . . . . . . . . . . . . . . 30
     4.18  Administrative Expenses Budgets.. . . . . . . . . . 31
     4.19  Documentation.. . . . . . . . . . . . . . . . . . . 31
     4.20  Disposition Agreements. . . . . . . . . . . . . . . 31
     4.21  Replace. of Cleanup Contractor or Good Faith Guar   31
     4.22  DMB Affiliated Financing. . . . . . . . . . . . . . 32
     4.23  Financial Statements. . . . . . . . . . . . . . . . 32
     4.24  Transfers of Interests in Borrower or any Subsid. . 33
     4.25  Subordinated Pledge Agreement.. . . . . . . . . . . 34

5    GMP AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . 34
     5.1  Cost Overruns. . . . . . . . . . . . . . . . . . . . 34
     5.2  On-Site Operations.. . . . . . . . . . . . . . . . . 34

6    OPERATING AGREEMENTS. . . . . . . . . . . . . . . . . . . 35
     6.1  Operating Agreements.. . . . . . . . . . . . . . . . 35
     6.2  Approvals and Consents.. . . . . . . . . . . . . . . 35
     6.3  Delivery of Information. . . . . . . . . . . . . . . 35
     6.4  Meetings.. . . . . . . . . . . . . . . . . . . . . . 35
     6.5  Enforcement of Borrower Operating Agreement. . . . . 35
     6.6  No Amendments. . . . . . . . . . . . . . . . . . . . 36
     6.7  No Member Loans. . . . . . . . . . . . . . . . . . . 36
     6.8  DMB's Failure to Provide Funds.. . . . . . . . . . . 36
     6.9  Subordinated Lender's Failure to Provide Funds.. . . 37
     6.10  Withdrawing Member. . . . . . . . . . . . . . . . . 39
     6.11  Copies of Notices.. . . . . . . . . . . . . . . . . 39
     6.12  Other DMB Entities. . . . . . . . . . . . . . . . . 39

7    BORROWER'S SUBSIDIARIES.. . . . . . . . . . . . . . . . . 39
     7.1  Loan Obligations.. . . . . . . . . . . . . . . . . . 39
     7.2  Structuring. . . . . . . . . . . . . . . . . . . . . 39
     7.3  Conduct of Business. . . . . . . . . . . . . . . . . 41

8    REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 41
     8.1  Loan Applications. . . . . . . . . . . . . . . . . . 41
     8.2  Operating Agreements.. . . . . . . . . . . . . . . . 41
     8.3  Subsidiaries.. . . . . . . . . . . . . . . . . . . . 41
     8.4  Qualification, Etc.. . . . . . . . . . . . . . . . . 41
     8.5  Authorization and Enforceability.. . . . . . . . . . 41
     8.6  No Material Litigation.. . . . . . . . . . . . . . . 42
     8.7  Compliance with Law. . . . . . . . . . . . . . . . . 42
     8.8  No Conflict. . . . . . . . . . . . . . . . . . . . . 42
     8.9  Ownership. . . . . . . . . . . . . . . . . . . . . . 42
     8.10  Place of Business.. . . . . . . . . . . . . . . . . 42
     8.11  Financial Statements. . . . . . . . . . . . . . . . 43
     8.12  Accurate and Complete.. . . . . . . . . . . . . . . 43
     8.13  No Fraud. . . . . . . . . . . . . . . . . . . . . . 43
     8.14  ERISA.. . . . . . . . . . . . . . . . . . . . . . . 43
     8.15  No Contracts. . . . . . . . . . . . . . . . . . . . 43
     8.16  GMP Agreements. . . . . . . . . . . . . . . . . . . 43
     8.17  Margin Regulations. . . . . . . . . . . . . . . . . 44
     8.18  Taxes; Elections. . . . . . . . . . . . . . . . . . 44
     8.19  Opinion(s) of Counsel.. . . . . . . . . . . . . . . 44
     8.20  No Default. . . . . . . . . . . . . . . . . . . . . 44

9    REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . 44
     9.1  Termination of Advances. . . . . . . . . . . . . . . 45
     9.2  Default Interest.. . . . . . . . . . . . . . . . . . 45
     9.3  Loan Termination Option. . . . . . . . . . . . . . . 45
     9.4  Cure.. . . . . . . . . . . . . . . . . . . . . . . . 47
     9.5  Completion of Remediation. . . . . . . . . . . . . . 47
     9.6  Management.. . . . . . . . . . . . . . . . . . . . . 47
     9.7  Costs of Collection. . . . . . . . . . . . . . . . . 47

10   EXCLUSIVITY.. . . . . . . . . . . . . . . . . . . . . . . 48
     10.1  Subordinated Lender's New Loan Opportunities. . . . 48
     10.2  Subordinated Lender Exclusivity.. . . . . . . . . . 48
     10.3  Other Environmentally Contaminated Real Property. . 48

11   MISCELLANEOUS.. . . . . . . . . . . . . . . . . . . . . . 49
     11.1  Subordinated Lender's Approval. . . . . . . . . . . 49
     11.2  Status of Subordinated Lender.. . . . . . . . . . . 49
     11.3  Affiliation with Senior Lender. . . . . . . . . . . 49
     11.4  Borrower's Waiver of Claims . . . . . . . . . . . . 50
     11.5  Subordinated Lender's Waiver of Claims. . . . . . . 50
     11.6  Usury; Maximum Rate . . . . . . . . . . . . . . . . 50
     11.7  Relationship of Parties . . . . . . . . . . . . . . 51
     11.8  Further Assurances. . . . . . . . . . . . . . . . . 51
     11.9  Separability. . . . . . . . . . . . . . . . . . . . 51
     11.10  Notices. . . . . . . . . . . . . . . . . . . . . . 51
     11.11  Authority of Attorneys.. . . . . . . . . . . . . . 51
     11.12  Interpretation; Governing Law. . . . . . . . . . . 51
     11.13  Amendments.. . . . . . . . . . . . . . . . . . . . 52
     11.14  Successors and Assigns.. . . . . . . . . . . . . . 52
     11.15  Assignment by Subordinated Lender. . . . . . . . . 52
     11.16  Survival.. . . . . . . . . . . . . . . . . . . . . 52
     11.17  Jury Trial Waiver. . . . . . . . . . . . . . . . . 52
     11.18  Counterparts . . . . . . . . . . . . . . . . . . . 53
     11.19  Subordinated Lender Waivers. . . . . . . . . . . . 53

INDEX OF DEFINED TERMS . . . . . . . . . . . . . . . . . . . . 56

EXHIBITS

Exhibit "A"    -    Administrative Expenses Budget
Exhibit "B"    -    Description of Remediation Profiles
Exhibit "C"    -    Example of Percentage Adjustment
Exhibit "D"    -    Waterfall
Exhibit "E"    -    Environmental Insurance Policy
Exhibit "F"    -    Subordinated Pledge Agreement

                       SUBORDINATED LOAN AGREEMENT

         THIS SUBORDINATED LOAN AGREEMENT (the "Agreement") is made and entered into as of March 11, 1997 (the "Closing Date"), by and between GREENFIELDS FUNDING CORP., a Delaware corporation, whose address is Eleven Madison Avenue, New York, New York 10010 ("Subordinated Lender"), and DMB/REMEDIATION LLC, a Delaware limited liability company, whose address is 501 Madison Avenue, 19th Floor, New York, New York 10022 ("Borrower"). No other parties, including, but not limited to, any Subsidiaries, are parties to this Agreement. This Agreement is made solely and exclusively for the benefit of Subordinated Lender and Borrower. Certain terms used in this Agreement are defined on the pages in this Agreement referenced in the Index of Defined Terms that follows the signatures. Terms can be used before they are defined.


                                 BACKGROUND

         A. Borrower, a wholly owned subsidiary of Dames & Moore / Brookhill, L.L.C., a Delaware limited liability company ("DMB") was formed pursuant to an Operating Agreement entered into as of the Closing Date (the "Borrower Operating Agreement," as amended from time to time with Subordinated
Lender's consent).

         B. DMB, the only member of Borrower pursuant to the Borrower Operating Agreement, was formed pursuant to an Operating Agreement entered into on March 29, 1996 (the "DMB Operating Agreement").

         C. On the Closing Date, Borrower and PPA FUNDING CORP., a Delaware corporation, whose address is Eleven Madison Avenue, New York, New York 10010 ("Senior Lender") are entering into a Senior Loan Agreement (the "Senior Loan Agreement"). To the extent that any capitalized term used in this Agreement without definition is defined in the Senior Loan Agreement, such definition shall also apply here.

         D. Borrower desires to obtain from Subordinated Lender, and Subordinated Lender desires to make available to Borrower, certain financing pursuant to this Agreement (the "Loan" or the "Subordinated Loan") for the acquisition (or Mortgage Acquisition with respect to), Remediation and/or Development of Environmentally Contaminated real property (each such parcel of real property, a "Property") in accordance with Loan Applications to be submitted by Borrower pursuant to this Agreement.

         NOW, THEREFORE, Borrower and Subordinated Lender agree:


1        DEFINITIONS.

         The terms listed in this Article shall have the definitions set forth below.

         "Administrative Expense Disbursements" shall have the meaning set forth in the Waterfall.

         "Administrative Expenses" shall mean all reasonable fees, charges and other expenses incurred by Subordinated Lender in connection with the closing of the Subordinated Loan, all reasonable and necessary administrative expenses of Borrower, such as attorneys' fees, organizational and entity maintenance expenses, minimum franchise taxes, and all other expenses of Borrower not attributable to any specific Approved Property, provided that such Administrative Expenses are substantially consistent with the Administrative Expenses Budget. Administrative Expenses shall also include all costs and expenses for the processing of requests for Subordinated Loan Advances and the making of Subordinated Loan Advances, including the fees of any inspecting or supervising adviser or consultant retained by Subordinated Lender, Subordinated Lender's legal fees, title company charges, search charges, survey expenses, and other similar expenses, if any, and any and all other costs and expenses of any kind incurred by Subordinated Lender in administering the Loan or advancing funds pursuant to the Loan. Administrative Expenses shall also include the Structuring Fee payable to Senior Lender and any Lender's attorneys' fees including attorneys' fees relating to the initial closing of the Loans. However, attorneys' fees specific to any closings relating to Approved Properties shall constitute Approved Investment as to the affected Approved Property. Administrative Expenses shall not include any internal administrative, overhead or out-of-pocket costs incurred by Borrower or DMB with respect to its participation in Borrower, such as salaries and benefits of personnel, or any fee for Borrower's or DMB's services. Administrative Expenses shall not include any payments: (a) on account of any DMB Affiliated Financing; or (b) made by DMB, Borrower or any of its Subsidiaries or affiliates to indemnify Subordinated Lender as required by any Loan Documents, or otherwise.

         "Administrative Expenses Budget" shall mean the budget attached as Exhibit "A" or such modified budget as Subordinated Lender shall have approved.

         "Affiliate" means, with respect to any Person, any other Person (i) that owns more than 10% of the voting interests in such Person; or (ii) in which such Person owns more than 10% of the voting interests; or (iii) in which more than 10% of the voting interests are owned by a Person that has a relationship with such Person as described in clause "i" or "ii" above or that otherwise controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

         "Approved Investment" means the entire amount of any expenditure by Borrower or a Subsidiary for an Approved Property or Mortgage Acquisition, including any expenditure for pre-acquisition Remediation, acquisition costs (in connection with acquisition of the Approved Property or the making of a Mortgage Acquisition by a Subsidiary), Hard Costs and Soft Costs of Remediation and Development, Administrative Expenses, and carrying costs, provided that each such expenditure is consistent with the Loan Application for such Approved Property or Mortgage Acquisition, regardless of the source from which such Approved Investment is funded.

         "Approved Property" shall mean a Property as to which Subordinated Lender has approved a Loan Application, subject in all cases to the terms, conditions and limitations of any such Loan Application and Subordinated Lender's approval thereof.

         "Bankruptcy Proceeding" shall mean, with respect to any Person, any bankruptcy, insolvency, reorganization, composition, assignment for the benefit of creditors, appointment of trustee, or any similar action or proceeding affecting such Person or any of its property that is either (a) initiated by such Person or by any Affiliate of such Person or (b) if not described in clause "a," then not dismissed within 90 days after commencement.

         "Basic Return Disbursements" shall have the meaning set forth in the Waterfall.

         "Borrower Cash" shall mean any Cash Flow or Net Proceeds from Sales or Refinancings of any Approved Property received or held by Borrower, or any Subsidiary.

         "Cash Equivalent" shall mean cash or its equivalent.

         "Cash Flow" shall mean (either as an aggregate term or with reference to particular approved Property(ies), as the context shall reflect) all cash funds and Cash Equivalents derived from operations of Borrower and Subsidiaries of Borrower (but not Net Proceeds from Sales or Refinancings of any Approved Properties, even if in the ordinary course of business) including but not limited to, the net cash proceeds from all renting, leasing, or any other use of property from any entity in which Borrower or any Subsidiary has an economic interest, less any portion thereof used to pay or establish reasonable reserves consistent with this Agreement for future expenses or liabilities, Senior Loan Payments, capital improvements, replacements and contingencies, all as determined by Borrower's Board of Managers with Subordinated Lender's approval. Cash Flow shall include all interest payments with respect to any note or other obligation received by Borrower in connection with sales and other dispositions of property, as well as any Cash Equivalents of such interest payments. Cash Flow shall not be reduced by depreciation, amortization (other than loan amortization), cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this paragraph, provided, however, that:

          o Cash Flow shall be calculated without taking any deduction for Administrative Expenses or for payments made or to be made on account of the Subordinated Loan (principal or interest).

          o Cash Flow shall include the receipts and disbursements of Subsidiaries when distributed to Borrower, or when they would have been distributed to Borrower if Borrower had complied with this Agreement as to the making of such distributions.

          o Any payments with respect to any DMB Affiliated Financing shall not be deducted in calculating Cash Flow.

         "Cash Outlay" shall mean the total amount (100%, regardless of the source or timing of funding) of: (a) any Administrative Expense to be paid or incurred by Borrower or a Subsidiary or (b) all amounts paid or to be paid (previously, presently, or in the future) by Borrower or a Subsidiary on account of an Approved Investment, as set forth in a Loan Application. Where an Approved Investment is to be made over time or in installments, "Cash Outlay" shall refer to the total of such installments (as opposed to "Current Cash Outlay," which refers to each such installment).

         "Cleanup Contractor" shall mean Dames & Moore, Inc., a Delaware corporation having an address at 911 Wilshire Boulevard, Los Angeles, California 90017. To the extent that Borrower replaces Cleanup Contractor with a Satisfactory Replacement Cleanup Contractor (as to any one or more Approved Property(ies)), such Satisfactory Replacement Cleanup Contractor shall then constitute "Cleanup Contractor" as to the affected Approved Properties.

         "Clearance" shall mean, with respect to any Remediation, the completion of such Remediation in accordance with the requirements of all applicable Governmental Authorities as set forth in the applicable Loan Application, (and subject to changes in Law) as evidenced by the issuance of all applicable written confirmations, approvals, clearances, releases, covenants not to sue, prospective purchaser agreements, and other similar documentation, including any land use restriction agreements or covenants required by such Governmental Authority.

         "Cure Period" shall mean, with respect to any default, the following period after written notice from Subordinated Lender: (a) ten days, in the case of any monetary default other than failure to pay Subordinated Loan Interest, or principal of the Subordinated Loan, when due; (b) three business days in the case of a nonmonetary default relating to failure to provide insurance; and (c) thirty days, in the case of any other nonmonetary default. Such thirty-day period shall be extended as to curable nonmonetary defaults (other than failure to provide insurance), but only so long as the party in default is, with diligence and continuity, endeavoring to cure such nonmonetary default. There shall be no Cure Period as to failure to pay Subordinated Loan Interest or principal on the Subordinated Loan if, when, and as such interest or principal may become due and payable pursuant to this Agreement from time to time, to the extent that the amount required to be paid has been determined.

         "Current Cash Outlay" shall mean only the amount of any Cash Outlay presently due and payable by Borrower or a Subsidiary at a particular time.

         "Damages" shall mean all damages, and includes punitive damages, liabilities, costs, losses, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action costs, compliance costs, investigation expenses, consultant fees, attorneys' and paralegals' fees and litigation expenses.

         "Default Interest" shall mean interest at the rate of twenty-four percent (24%) per annum.

         "Develop," and any derivative thereof such as Development, as to any real property, shall mean without limitation develop, alter, operate, renovate and redevelop such real property, including site work, filing of any necessary applications for building permits, zoning approvals, and other permits and approvals not related to Remediation, and any demolition of existing improvements contemplated by a Loan Application. Costs of Development shall also include reasonable and customary carrying costs and operating losses incurred during Development.

         "Disbursement Request" shall mean Borrower's written request that Subordinated Lender make a Subordinated Loan Advance, which request shall be in such form, and be accompanied by such documentation and deliveries, as Subordinated Lender shall reasonably request.

         "DMB Affiliated Financing" shall mean unsecured loans obtained from time to time by Borrower from DMB or any Affiliate of DMB, provided that:

          o Permitted Amount. The amount of any such loan shall not exceed, and the proceeds of any such loan shall be applied only in lieu of and in substitution for, DMB's share of any additional Capital Contribution to Borrower required because costs of Remediation or Development exceed those set forth in a Loan Application.

          o Subordination. The lender providing such loan shall have unconditionally subordinated all of its rights with respect to such loan (including as to timing, right, and priority of payment) to the prior payment in full of the Subordinated Loan, all pursuant to documentation satisfactory to Subordinated Lender in its sole and absolute discretion.

          o Loan Status. No Event of Default shall have occurred and is continuing.

          o Compliance. Borrower shall have complied with all covenants, requirements and conditions of this Agreement with respect to such DMB Affiliated Financing.

         "DMB Parties" shall mean Borrower, DMB, all Subsidiaries, and the Good Faith Guarantors.

         "Environmental Claim" shall mean, with respect to any Approved Property, any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature), arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, by Borrower, any Subsidiary, DMB, or Cleanup Contractor, (b) in connection with any Hazardous Material or actual or alleged Hazardous Material Activity, or (c) from any abatement, removal, remedial, corrective or other response action in connection with a Hazardous Material, Environmental Law or other order of a Governmental Authority, including the actions or omissions of Cleanup Contractor, Borrower, any Subsidiary, and DMB.

         "Environmental Insurance Policy" shall mean for each Approved Property one or more insurance policy(ies) (or certificates or other evidences of insurance, issued pursuant to a master policy, with a specific amount of coverage reserved for such Approved Property), to be purchased by Borrower, in substantially the form of Exhibit "E" (or as otherwise approved by Subordinated Lender pursuant to a Loan Application), providing insurance protection against all Latent Environmental Risks of such Property. Any Environmental Insurance Policy shall contain a waiver of any right of subrogation against all DMB Parties and Subordinated Lender. Any Environmental Insurance Policy shall identify Subordinated Lender as an additional insured and shall be issued in favor of Borrower.

         "Environmental Indemnitors" shall mean DMB and Borrower.

         "Environmental Law" shall mean any Law pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Hazardous Material Release, threatened Hazardous Material Release, abatement, removal, Remediation or handling of, or exposure to, any Hazardous Material or (e) pollution. "Environmental Law" includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section
1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. Section 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. App. Section 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section
651 et seq., Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.
Section 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C.
Section 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C.
Section 300(f) et seq., any similar, implementing or successor law, and any amendment, rule, regulation, order or directive issued or enacted by any applicable Governmental Authority.

         "Environmental Risks" shall mean any Damages suffered that may be suffered by a Person as a result of any Environmental Claim, relating to an Approved Property, or any condition or circumstance that may give rise to an Environmental Claim, or potential Damages to any Person as a result of any actual or potential Environmental Claim relating to or arising from an Approved Property. Sums payable to Cleanup Contractor to perform Remediation as required by a GMP Agreement shall not constitute Environmental Risks.

         "Environmentally Contaminated," as to any real property, means that the projected cost of Remediation of such real property equals or exceeds 10% of the combined projected cost of acquisition, Remediation and Development of such real property.

         "Event of Default" shall mean the occurrence of any of the following, including the passage of only such notice or cure periods as may be provided for below.

          o Failure of Borrower to pay Subordinated Loan Interest, or principal of the Subordinated Loan, when and as required by this Agreement, to the extent that the amount payable shall have been determined.

          o Failure of Borrower or any Subsidiary to perform and comply with any other covenant or obligation under this Agreement, which failure: (a) either (i) relates solely to one Approved Property and would have a Material Adverse Effect as to such Approved Property or (ii) relates to more than one Approved Property, whether or not it has a Material Adverse Effect; and (b) in all cases (regardless of the number of Approved Properties affected, if any), is not cured within the Cure Period.

          o The making by any member of Borrower or DMB of any transfer of its membership interest in Borrower or DMB, or the admission of any new member of Borrower or DMB, without prior written consent by Subordinated Lender, except as expressly permitted pursuant to this Agreement.

          o The inaccuracy of any warranty or representation in this Agreement when made or deemed made, which inaccuracy has a Material Adverse Effect and is either not curable or is not cured within thirty (30) days after written notice from Subordinated Lender.

          o DMB's withdrawal of any capital, or the taking of any loan, from Borrower, except for distributions made to DMB in compliance with the Waterfall.

          o   A Bankruptcy Proceeding in which any DMB Party is debtor.

          o A Bankruptcy Proceeding in which Cleanup Contractor is debtor unless within thirty days after the initial commencement (whether voluntary or involuntary, and without regard to the 90-day period provided for in the definition of Bankruptcy Proceeding) of such Bankruptcy Proceeding, Borrower has procured a Satisfactory Replacement Cleanup Contractor.

          o A Bankruptcy Proceeding in which a Good Faith Guarantor is debtor, unless within forty-five (45) days after the initial commencement (whether voluntary or involuntary, and without regard to the 90-day period provided for in the definition of Bankruptcy Proceeding) of such Bankruptcy Proceeding, Borrower has procured a Satisfactory Good Faith Guarantor.

          o The assertion, in writing, against Borrower or DMB, of any Environmental Claim affecting an Approved Property and arising from the acts or omissions of any Subsidiary, unless within thirty days after the assertion of such claim: (a) such claim has been withdrawn as against Borrower and DMB; or (b) an insurance carrier has confirmed in writing that such carrier without qualification or limitation is obligated to and shall defend and pay such claim; or (c) Borrower has obtained and delivered to Subordinated Lender a bond or other security or indemnity satisfactory to Subordinated Lender with respect to such Environmental Claim; or (d) Borrower has commenced to (and shall thereafter continue at all times to) actively and diligently contest such Environmental Claim provided that, in Subordinated Lender's discretion, such contest and the prosecution thereof shall not have a Material Adverse Effect.

          o Failure of Cleanup Contractor to perform any obligation under a GMP Agreement, which failure is reasonably likely (in Subordinated Lender's reasonable judgment) to have a Material Adverse Effect and is not cured within the Cure Period.

          o If any Good Faith Guarantor fails to perform any obligation under the Good Faith Guaranty and fails to cure such nonperformance within the Cure Period; asserts in writing that the Good Faith Guaranty is unenforceable or invalid in whole or in part, which assertion is not withdrawn in writing within ten days after written notice from Subordinated Lender; or seeks in writing to revoke, limit, or terminate such Person's liability, in whole or in part, under the Good Faith Guaranty.

          o If any DMB Party or any Affiliate of a DMB Party enters into an agreement, or takes any other action(s), in pursuance of a New Loan Opportunity without complying with the applicable requirements of this Agreement.

          o If Borrower or any Subsidiary incurs any Outside Financing in violation of this Agreement.

          o If a Subsidiary misapplies the proceeds of any Subordinated Loan Advance and, provided that such misapplication was unintentional, fails to correct same within five business days after written notice from Subordinated Lender.

          "Exit Date" shall mean, as to any Approved Property, the date when Borrower shall have completed all Remediation and Development, and shall have disposed, of such Approved Property.

         "Force Majeure" shall mean any circumstance beyond Borrower's reasonable control, provided that:

          o Such circumstance cannot reasonably be cured by the payment of money;

          o Borrower provides Subordinated Lender with reasonably prompt notice of such circumstance; and

          o Borrower endeavors with reasonable diligence and continuity to proceed with the performance of Borrower's obligations hereunder notwithstanding such circumstance, to the extent reasonably possible under the circumstances.

         "Funding Certificate" shall mean a certificate to be issued by the Subordinated Lender confirming that subject to the requirements of this Agreement, including but not limited to satisfaction of the Funding Conditions, Subordinated Lender has approved a Loan Application and is prepared, ready, willing and able to make, Subordinated Loan Advances as contemplated by such Loan Application and this Agreement.

         "Funding Conditions," as to any Subordinated Loan Advance, shall mean the Initial Funding Conditions and/or the General Funding Conditions, as applicable.

         "General Funding Conditions" shall mean the satisfaction and/or continued satisfaction of the following conditions, all of which are cumulative, prior to or simultaneously with the making of any Subordinated Loan Advance (whether an Initial Property Funding or a Subsequent Property Funding or on account of Administrative Expenses):

          o Maximum Amount. The maximum total amount of Subordinated Loan Advances in the aggregate shall not exceed Forty Million Dollars ($40,000,000). For purposes of calculating the aggregate Subordinated Loan Advances in the preceding sentence, except to the extent that Subordinated Lender may agree otherwise in writing: (a) any repayments of principal of the Subordinated Loan shall not be subtracted; (b) sums repaid on account of the Subordinated Loan may not be reborrowed; and (c) the Subordinated Loan shall not be a revolving loan.

          o Defaults, Etc. No uncured Event of Default exists under any Loan Document.

          o Potential Defaults. No event has occurred that would, with the passage of time or the giving of notice, constitute an Event of Default, unless such event: (a) does not relate to the Approved Property for which the Subordinated Loan Advance is being requested; (b) is not monetary; (c) is being diligently cured by Borrower; and (d) is not material.

          o Loan Application. Each Current Cash Outlay for an Approved Property shall be consistent with the Loan Application as approved, including as to Clearances, cost (subject to contingencies included in the Loan Application), and timing.

          o Senior Loan Approval and Commitment. If and only if the Cash Outlay relates to an Approved Investment in an Approved Property, then at the same time that Subordinated Lender makes the Subordinated Loan Advance, and with respect to the same Cash Outlay, Senior Lender shall have confirmed in writing that Senior Lender shall advance to or for the benefit of Borrower an amount equal to 75% of the entire amount of such Cash Outlay, provided only that (i) DMB shall have contributed to Borrower 5% of the Cash Outlay, and (ii) other normal and customary funding conditions in the Senior Loan Documents shall have been satisfied. This Funding Condition shall not apply to the extent that Senior Lender is not obligated to advance funds only because (a) the Senior Loan is Out of Balance or (b) the Current Cash Outlay relates to expenditures of a type as to which Senior Lender otherwise is categorically (because of circumstances not relating to Borrower's default) not obligated to make Senior Loan Advances or (c) Borrower has, with Subordinated Lender's consent (including consent to Outside Financing pursuant to Subordinated Lender's approval of a Loan Application), determined not to seek funds from Senior Lender.

          o Representations and Warranties. All representations and warranties made by Borrower in all Loan Documents are true and correct in all material respects.

          o Environmental Insurance Policy. If provided for in the Loan Application, Borrower shall have obtained a fully paid Environmental Insurance Policy.

          o Disbursement Request. Borrower shall have submitted to Subordinated Lender a Disbursement Request.

          o Application of Prior Advances. Borrower shall have delivered to Subordinated Lender documentation, satisfactory to Subordinated Lender, demonstrating the proper application and disbursement of all previous Subordinated Loan Advances.

          o Approval of Administrative Expense. If the Cash Outlay relates to an Administrative Expense, then such Administrative Expense shall have been approved by Subordinated Lender, including pursuant to approval of a budget (including the Administrative Expenses Budget annexed hereto as Exhibit "A"), revised budget, or Loan Application.

          o No Material Adverse Event. No fact or circumstance (except as disclosed in the Loan Application) shall exist that would have a Material Adverse Effect.

         "GMP Agreement" shall mean an agreement between Cleanup Contractor and a Subsidiary by which Cleanup Contractor agrees to Remediate all Environmental Risks to the extent provided in the Loan Application (as approved by Subordinated Lender) for the Property affected by such GMP Agreement, and specifically agrees to Remediate all Identified Environmental Risks (to the extent such Remediation is necessary to obtain Clearances), as provided for in the Loan Application, which agreement and plan provide for a guaranteed maximum price, a scheduled completion date (but no liquidated damages for delay), and other terms and conditions approved by Subordinated Lender, and is in substantially the form annexed to the Borrower Operating Agreement.

         "Good Faith Guarantors" shall mean Mr. Ronald Bruder, an individual having an address at 501 Madison Avenue, 18th Floor, New York, New York 10022 and Dames & Moore, Inc., a Delaware corporation having an address at 911 Wilshire Boulevard, Los Angeles, California 90017.

         "Good Faith Guaranty" shall mean that certain so-called "Good Faith Guaranty" dated on or about the Closing Date executed by the Good Faith Guarantors.

         "Governmental Approval" shall mean any permit, license, variance, certificate, consent, letter, Clearance, closure, exemption, decision or action or approval of a Governmental Authority, having proper and full jurisdiction to issue such approval.

         "Governmental Authority" shall mean any federal, state, regional, county, local or other person or body having governmental or quasi-governmental authority or subdivision thereof, including a court.

         "Hard Costs" shall mean all costs of on-site physical activity in connection with Remediation or Development (as applicable), including without limitation excavation, construction, site protection, plumbing, paving, landscaping, fences, alterations, utilities, lighting, grading and filling, and other activities on an Approved Property, including all labor and materials in connection therewith.

         "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material that is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any such material classified or regulated as "hazardous" or "toxic" pursuant to any Environmental Law.

         "Hazardous Material Activity" shall mean any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Hazardous Material Release, threatened Hazardous Material Release, abatement, removal, Remediation, handling of or corrective or response action to any Hazardous Material.

         "Hazardous Material Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment of Hazardous Material (including, without limitation, the movement of Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

         "Highest Lawful Rate" shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received, between parties of the character of Borrower and Subordinated Lender, with respect to the Subordinated Loan (a) under the laws of any jurisdiction whose laws shall apply mandatorily, notwithstanding other provisions of the Subordinated Loan Documents, (b) under applicable federal laws that are presently in effect, or (c) to the extent that law allows, under such applicable federal or state law as may allow a higher maximum nonusurious interest rate than under clause "a," in any case after taking into account, to the extent that applicable law permits, any and all relevant payments or charges under the Subordinated Loan Documents.

         "Identifiable Environmental Risks" shall mean all Environmental
Risks or potential Environmental Risks (including the correct magnitude thereof) that Cleanup Contractor or any comparable environmental consulting organization of comparable quality and expertise, exercising normal standards and diligence of professional environmental consulting specialists, should have detected and should have disclosed in the environmental assessment submitted with a Loan Application, whether or not such Environmental Risks or potential Environmental Risks were actually so identified and disclosed. All
Identified Environmental Risks are automatically also deemed Identifiable Environmental Risks.

         "Identified Environmental Risks" shall mean any Environmental
Risks or potential Environmental Risks arising from any environmental matter or condition affecting an Approved Property, to the extent that such matter or condition and its Environmental Risks and potential Environmental Risks, were fully and accurately disclosed, with clarity and specificity, in a Loan Application as approved by Subordinated Lender. Any cost overruns incurred and payable by Cleanup Contractor under a GMP Agreement shall not constitute Identified Environmental Risks.

         "Initial Property Funding" shall mean for each Approved Property the first Subordinated Loan Advance as to such Approved Property.

         "Initial Property Funding Conditions" shall mean satisfaction of the following conditions (all of which are cumulative) as to a particular Approved Property, prior to or simultaneously with Subordinated Lender's making the Initial Property Funding for a particular Approved Property, all to the reasonable satisfaction of Subordinated Lender:

          o Loan Application. Subordinated Lender shall have approved the Loan Application.

          o GMP Agreement. Cleanup Contractor and the applicable Subsidiary shall have entered into a GMP Agreement consistent with the Loan Application.

          o Governmental Approvals. To the extent reasonably obtainable at the time, a PPA shall have been obtained and issued, and shall be in full force and effect and shall not have been revoked, nor shall any Governmental Authority have given any notice of revocation or withdrawal of any PPA, in whole or in part, or in the alternative, all necessary or appropriate Governmental Approvals with respect to commencement or continuation of Remediation shall have been obtained and issued, and shall be in full force and effect and shall not have been revoked, nor shall any Governmental Authority have given any notice of revocation or withdrawal of any Governmental Approval, in whole or in part.

          o Subsidiary Formation. Borrower shall have duly formed the Subsidiary for such Approved Property.

          o   Subsidiary Capitalization.  After Senior Lender and
              Subordinated Lender have committed to making advances but before they have made advances, Borrower shall contribute to the capital of the Subsidiary an amount equal to Twenty-Five Percent (25%) of the total amount to be advanced by Subordinated Lender (i.e., 5% of the total Cash Outlay) for the Approved Property. Upon receiving each Subordinated Loan Advance, Borrower shall contribute the entire proceeds of such Subordinated Loan Advance to the capital of such Subsidiary.

          o Ownership of Approved Property. If the Loan Application contemplates that a Subsidiary shall own the Approved Property at the time of such Approved Investment, then such Subsidiary shall have acquired the Approved Property and Borrower shall have provided Subordinated Lender with a copy of the Subsidiary's policy of title insurance or marked commitment (as to which all title premiums or commitment fees have been paid) evidencing such ownership, or an update thereof, subject in each case only to exceptions to title satisfactory to Borrower and Subordinated Lender.

          o Remediation Before Acquisition of Approved Property. If the Loan Application contemplates that a Subsidiary shall commence Remediation before acquiring title (including pursuant to a Mortgage Acquisition), then such Subsidiary shall have entered into contracts with respect to the Remediation and acquisition and obtained security (e.g., a mortgage securing the obligations of the seller), all as set forth in the Loan Application.

          o Property-Related Information. Borrower shall have provided Subordinated Lender with such title, survey, ownership, copies of leases and service contracts, third-party reports, and other property-related documentation as Subordinated Lender shall have requested.

          o Opinion of Counsel. Borrower shall have delivered to Subordinated Lender an opinion of Local Counsel, directed to Subordinated Lender, confirming such matters as Subordinated Lender shall require, including status of the Subsidiary; nonviolation of usury law; Subordinated Lender's compliance with local licensing requirements; and similar matters of local law. (To the extent that under the circumstances such opinion is not obtainable because of particular requirements of local law, the parties shall reasonably consider such measures as Local Counsel may recommend. Neither party shall be obligated to agree to any such measures. If no such agreement is reached, than the condition in this paragraph shall be deemed to have not been satisfied.)

         "Interest Rate" shall mean a rate of interest equal to Twenty Percent (20%) per annum, calculated by Subordinated Lender based on actual days elapsed divided by 360, and compounded monthly.

         "Latent Environmental Risks" shall mean: (a) any Environmental Risks that are not Identifiable Environmental Risks; and (b) any increase in Environmental Risks resulting from a change in Law after the date of a Loan Application.

         "Law" shall mean any current or future treaty, convention, statute, law, regulation, ordinance, Governmental Approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

         "Leasing Guidelines" shall mean the guidelines (including economic terms) for leasing of any vacant space that may exist from time to time at a Property, as set forth in the Loan Application for such Property.

         "Lender" shall mean Subordinated Lender and/or Senior Lender, as applicable.

         "Liquidating Event" shall mean a "Liquidating Event" as defined in the Borrower Operating Agreement.

         "Loan Agreements" shall mean the Senior Loan Agreement and the Subordinated Loan Agreement.

         "Loan Application" shall mean Borrower's written proposal to invest in a Subsidiary that would acquire, Remediate and/or Develop a specific Property or undertake a Mortgage Acquisition, which Loan Application shall contain all Required Information and satisfy all Loan Criteria. Where the term "Loan Application" is used with reference to any activities or expenditures of a Subsidiary or Borrower, Cash Outlay, Approved Property, Approved Investment, or Subordinated Loan Advance, such term shall mean a Loan Application that Subordinated Lender has approved in writing, together with any conditions or modifications required by Subordinated Lender in connection with such approval.

         "Loan Documents" shall mean the Senior Loan Documents and the Subordinated Loan Documents.

         "Loan Recovery Shortfall" shall mean the sum of the following from time to time: (a) the extent to which, upon disposition(s) of Approved Property(ies), Borrower Cash from such disposition(s) has been and is in the aggregate insufficient to pay Basic Subordinated Loan Interest or principal of the Subordinated Loan remaining unpaid on Subordinated Loan Advances relating to such Approved Property(ies); (b) the principal amount of any Release Shortfall Advances made by Subordinated Lender; plus (c) interest on the foregoing at the Interest Rate.

         "Local Counsel" shall mean counsel licensed to practice in the state where an Approved Property is located and approved by Subordinated Lender in Lender's sole and absolute discretion.

         "Material Adverse Effect" as to any matter shall mean that in Subordinated Lender's reasonable judgment such matter is reasonably likely to materially adversely affect Borrower, Subordinated Lender, any Property, the expense or scheduling of any Remediation, Development, compliance with any Law, or Borrower's compliance with any Loan Application or Loan Document.
Any matter that would or is reasonably likely to materially increase the cost of, or delay, any Remediation or Development, or limit or impair in any material respect the usability, value, or utility of an Approved Property, or that would materially impair, limit or delay the effectiveness of any Governmental Approval, shall be deemed to have a Material Adverse Effect.

         "Maturity Date" shall mean, with respect to the portion of the Loan allocable to each Approved Property, the latest of (a) December 31, 1999; (b) as to Subordinated Loan Advances for individual Approved Properties, the Maturity Date applicable to such individual Approved Properties under the Senior Loan; and (c) as to Subordinated Loan Advances for individual
Approved Properties, the Exit Date set forth in the Loan Application for such Approved Property.

         "Member" shall mean a member of Borrower. As of the Closing Date, the only Member of Borrower is DMB.

         "Mortgage Acquisition" shall mean the acquisition of a mortgage encumbering a Property in lieu of acquiring the Property itself, and thereafter Remediating such Property and obtaining title to such Property pursuant to exercise of remedies (or acceptance of a deed in lieu thereof) pursuant to the acquired mortgage, all in accordance with a Loan Application.

         "Net Property Profit" shall have the meaning set forth in the Waterfall.

         "Net Proceeds from Sales or Refinancings" shall mean without duplication (i) the sum of: (a) the net cash proceeds from all sales and other dispositions (including sales and dispositions of a Subsidiary's or Borrower's real property in the ordinary course of business and the proceeds from any casualty or condemnation affecting real property), (b) the net cash proceeds from all sales and other dispositions of property distributed to Borrower from any entity in which Borrower has an interest, including any Subsidiary, and (c) the net cash proceeds from all refinancings of property by Borrower or any entity in which Borrower has an economic interest, including any Subsidiary, to the extent distributed to Borrower, minus (ii) any portion thereof used to establish commercially reasonable reserves (or, in the case of a casualty or condemnation, applied or reserved to pay for commercially reasonable costs of adjustment, collection, and restoration), all as determined by Borrower's Board of Managers with Subordinated Lender's consent. The term "net cash proceeds" means gross proceeds less reasonable and customary transaction costs. "Net Proceeds from Sales or Refinancings" shall include all principal payments received by Borrower with respect to any note or other obligation taken back in connection with any sale or other disposition of property. In calculating "Net Proceeds from Sales or Refinancings," any Senior Loan Payments payable on account of the particular transaction or property being sold or refinanced (but not any payments made or payable on account of DMB Affiliated Financing) shall be subtracted out as a deduction.

         "New Loan Opportunity" shall mean any opportunity to acquire or invest in any real property (or make any Mortgage Acquisition affecting real property) that is Environmentally Contaminated, which opportunity may be appropriate for Borrower to pursue, whether or not such opportunity complies with the Loan Criteria. The term "New Loan Opportunity" shall not include any opportunity: (a) of DMB or any Affiliate of DMB to Remediate real property on a bona-fide fee-for-service basis for a third-party client, or
(b) of any party to participate in Development of, or otherwise acquire or invest in, any real property that is not Environmentally Contaminated.

         "Operating Agreements" shall mean, together, the Borrower Operating Agreement and the DMB Operating Agreement.

         "Out of Balance" shall mean, with respect to the Senior Loan, that at the time of determination, Senior Lender is not obligated to make a further Senior Loan Advance for a particular Approved Property because if Senior Lender were to make such Senior Loan Advance the resulting amount of the Senior Loan would fail to comply with an applicable ratio or financial test set forth in the Senior Loan Agreement.

         "Outside Financing" shall mean a Subsidiary's or Borrower's borrowing of any money (including purchase-money financing from the seller of any Approved Property), other than trade payables, the Loans, and DMB Affiliated Financing.

         "Payment Date" shall mean the last business day of each calendar month.

         "Permitted Sponsor" shall mean the Subsidiary that owns the applicable Approved Property or Cleanup Contractor. Neither Borrower nor DMB is a Permitted Sponsor.

         "Person" shall mean any natural person or legal entity.

         "PPA" shall mean a "Prospective Purchase Agreement" issued by the United States Environmental Protection Agency or comparable agreement issued by a state Governmental Authority.

         "Release Shortfall" shall mean the "Release Shortfall" as determined pursuant to the Senior Loan Agreement.

         "Remediation" shall mean environmental clean-up and remediation of an Approved Property by Cleanup Contractor, acting on behalf of the applicable Subsidiary, all in compliance with a Loan Application and Law, including Environmental Law. Any reference to "completion" of Remediation shall mean completion of Remediation to a degree such that all Clearances contemplated by the applicable Loan Application shall have been issued. Remediation shall include physical on-site Remediation activities and the making of all necessary filings and applications with Governmental Authorities in connection therewith, and all other activities necessary or appropriate to obtain Clearances.

         "Retained Earnings Reserve" shall mean the "Retained Earnings Reserve" provided for under the Senior Loan Agreement.

         "Satisfactory Replacement Cleanup Contractor" shall mean a contractor fully qualified and licensed to perform all Remediation that was to have been performed by Cleanup Contractor (as to all Approved Properties or specific Approved Properties only), provided that Senior Lender approved such replacement pursuant to a Loan Application, or such replacement: (a) is reasonably satisfactory to Subordinated Lender; (b) is, in Subordinated Lender's reasonable judgment, creditworthy and capable to the degree necessary or appropriate to reliably perform as Cleanup Contractor; (c) has, in a manner reasonably satisfactory to Subordinated Lender, entered into documentation substantially equivalent to all those previously entered into by Cleanup Contractor; (d) has at least the same insurance coverage as the Cleanup Contractor as originally defined in this Agreement; and (e) does not, in Senior Lender's judgment, impair any coverage provided by the Environmental Insurance Policy.

         "Satisfactory Replacement Guarantor" shall mean a Person that is, in Subordinated Lender's sole, absolute and unreviewable discretion, an adequate and satisfactory replacement for any Good Faith Guarantor (as initially defined herein), provided that such Person has entered into documentation similar to all documentation creating or evidencing the Good Faith Guaranty previously entered into and delivered by the Good Faith Guarantor being replaced.

         "Senior Loan Advance" shall mean an advance of funds by Senior Lender to or for the benefit of Borrower, made pursuant to the Senior Loan Agreement.

         "Senior Loan Documents" shall mean the Senior Loan Agreement, the Senior Note, that certain Structuring Fee Letter dated the Closing Date between Borrower and Senior Lender, and any and all other documents delivered to Senior Lender by or on behalf of any DMB Party from time to time in connection with the foregoing or the making of any Senior Loan Advances.

         "Senior Loan Payments" shall mean all payments actually made by Borrower on account of the Senior Loan, whether for principal, interest, escrow deposits (to the extent required by the Senior Loan Documents), other charges, or reimbursement of Senior Lender's expenses (including attorneys' fees, appraisal costs, and other costs incurred by Senior Lender and reimbursable by Borrower pursuant to the Senior Loan Documents).

         "Soft Costs" shall mean all costs of Remediation or Development, including payment of real estate taxes, insurance premiums and other carrying costs during the period of any actual Remediation or Development; consultants' fees; legal fees; "general conditions" charges; construction management fees; contractor's overhead and profit charges; marketing expenses; but excluding Hard Costs, costs of acquisition, and carrying costs except during the period of any actual Remediation or Development.

         "Sponsor" shall mean, as to any Remediation, the "owner" and "operator" of the Approved Property where such Remediation occurs; the "arranger" and "transporter" in connection with such Remediation; and the Person otherwise responsible under Environmental Laws for or with respect to such Remediation and any related Hazardous Material Activity. Lower-case terms in quotes used in this definition shall have the meanings set forth in applicable Environmental Laws.

         "Subordinated Loan Advance" shall mean an advance of funds by Subordinated Lender to or for the benefit of Borrower, made pursuant to this Agreement.

         "Subordinated Loan Documents" shall mean the Subordinated Loan Agreement, the Subordinated Note, the Good Faith Guaranty, the Subordinated Pledge Agreement and any other documents delivered to Subordinated Lender by or on behalf of any DMB Party from time to time to evidence, secure or guarantee the foregoing or relating to the making of any Subordinated
Loan Advance.

        "Subordinated Note" shall mean that certain Subordinated Promissory Note being executed and delivered by Borrower to Subordinated Lender on the Closing Date, evidencing Borrower's obligation to repay the Subordinated Loan Advances together with Subordinated Loan Interest.

         "Subordinated Pledge Agreement" shall mean, subject and subordinate to the terms and provisions of, and the rights and security interest granted to Senior Lender under the Pledge Agreement, a subordinated pledge agreement with respect to each Subsidiary executed by Borrower, as pledgor, in favor of Subordinated Lender, of all of Borrower's right, title and interest in and to such Subsidiary (together with the consent of the applicable Subsidiary thereto), all in the form attached hereto as Exhibit "F."

         "Subsequent Property Funding" shall mean for each Approved Property any Subordinated Loan Advance after the Initial Property Funding.

         "Subsidiary" shall mean a corporation, limited partnership, or limited liability company that, at all times until the Subordinated Loan has been repaid in full: (a) is wholly owned by Borrower; (b) is a single-purpose entity whose sole purpose shall be acquisition, Remediation, Development, and/or disposition, of an Approved Property (and/or the making of a Mortgage Acquisition) in all cases in conformity with a Loan Application; (c) has no assets other than its Approved Property (or as contemplated by a Mortgage Acquisition) and as contemplated by the related Loan Application; (d) has no liabilities other than (i) its allocable portion of the Senior Loan, (ii) as contemplated by the applicable Loan Application and (iii) routine trade payables; (e) is duly organized, validly existing and in good standing under the laws of one of the states of the United States of America; (e) is engaged in no business whatsoever other than its Approved Investment in its Approved Property (or Mortgage Acquisition), consistent with the applicable Loan Application; (h) is not itself a partner, member or other constituent or principal of any other entity; and (i) is an entity legally separate and distinct from Borrower.

         "Subsidiary Cash Reserve" shall mean (unless the parties agree otherwise in a Loan Application as to a particular Subsidiary) a cash reserve, to be retained by a Subsidiary, in an amount equal to the product of
(a) Five Percent (5%) times (b) the total remaining projected Cash Outlay for such Subsidiary's Approved Property. The term "Subsidiary Cash Reserve" shall also include, as to each Subsidiary, any further reserves provided for pursuant to the applicable Loan Application.

         "Supplemental Return Disbursements" shall have the meaning set forth in the Waterfall.

         "Waterfall" shall mean the priorities, procedures, covenants, and obligations of Borrower relating to the application of Borrower Cash set forth in Exhibit "D."


2        THE LOAN; FUNDING CONDITIONS.

         2.1 Approval, Advances and Funding Conditions. Subordinated Lender agrees to make the Subordinated Loan to Borrower, provided in each case that all applicable Loan Criteria, Funding Conditions, and other requirements of this Agreement are satisfied. Subordinated Lender agrees to make the Initial Property Funding for each Approved Property provided in each case that all General Funding Conditions and all Initial Property Funding Conditions for such Approved Property shall have been or simultaneously are satisfied. Subordinated Lender agrees to make Subsequent Property Fundings for each Approved Property, and Subordinated Loan Advances to pay for Administrative Expenses, provided in each case that all General Funding Conditions shall have been or simultaneously are satisfied.

         2.2 Amount of Subordinated Loan Advances. Total Subordinated Loan Advances with respect to any Cash Outlay (other than for Administrative Expenses) shall equal twenty percent (20%) of such Cash Outlay. Total Subordinated Loan Advances with respect to any Cash Outlay for Administrative Expenses shall equal eighty percent (80%) of such Administrative Expenses. Subordinated Lender shall have no obligation to make Subordinated Loan Advances other than on account of a Loan Application or an Administrative Expense, in each case approved by Subordinated Lender, including pursuant to Subordinated Lender's approval of a budget submitted by Borrower or attached as an exhibit to this Agreement.

         2.3 Release Shortfall Advances. Provided that no Event of Default shall have occurred and be continuing, at the same time that Borrower makes any payment to Senior Lender on account of Borrower's Release Shortfall Obligation, or Senior Lender applies any funds in the Retained Earnings Reserve on account of Borrower's Release Shortfall Obligation, Subordinated Lender shall make a Subordinated Loan Advance (a "Release Shortfall
Advance"), directly to Senior Lender, in an amount equal to such payment or application of funds by or on behalf of Borrower. Each Release Shortfall Advance shall automatically be added to the Loan Recovery Shortfall when made.

         2.4 Required Equity Contribution. For each Approved Investment, Borrower shall contribute to the equity of the applicable Subsidiary at least Five Percent (5%) of the Cash Outlay for such Approved Investment before Subordinated Lender shall be obligated to make the Initial Property Funding for such Approved Investment. Thereafter, assuming Borrower continues to comply with the applicable Loan Application, further funds for such Approved Investment are anticipated to be provided: (a) Five Percent (5%) by application from time to time of Borrower's equity contribution to the affected Subsidiary; (b) Twenty Percent (20%) from Subordinated Loan Advances; and (c) Seventy Five Percent (75%) from Senior Loan Advances.

         2.5 Additional Provisions Relating to Subordinated Loan Advances. All requests for Subordinated Loan Advances shall be made in writing and, notwithstanding any other provision of this Agreement, be provided to Subordinated Lender at least 10 days before the proposed date of such Subordinated Loan Advance. Each request for a Subordinated Loan Advance shall contain Borrower's representation and warranty that all Funding Conditions regarding the Property for which such Subordinated Loan Advance is requested have been fully satisfied. If a Funding Condition cannot be satisfied except simultaneously with the Subordinated Loan Advance, the request for Subordinated Loan Advance shall specify such conditions and Borrower shall represent and warrant that such conditions shall be satisfied simultaneously with the Subordinated Loan Advance being made. If Subordinated Lender waives any Funding Condition as to any Subordinated Loan Advance, then such waiver shall apply only to such Subordinated Loan
Advance, and not to any future Subordinated Loan Advances. Borrower shall apply all Subordinated Loan Advances solely to (a) pay Administrative Expenses consistent with Borrower's requisition; or (b) make a contribution to the capital of the applicable Subsidiary. In the latter case, Borrower shall apply the proceeds of such capital contribution solely on account of the Current Cash Outlay for which the Subordinated Loan Advance was requisitioned.

         2.6 Purpose of Funding Conditions. All Funding Conditions are imposed solely and exclusively for Subordinated Lender's benefit. No other person shall have standing to require satisfaction of any Funding Conditions or be entitled to assume that Subordinated Lender shall refuse to make Subordinated Loan Advances without strict compliance with any or all Funding Conditions. No person other than Borrower and Subordinated Lender, including, but not limited to, any Subsidiary, shall, under any circumstances, be deemed to be a beneficiary of any Funding Conditions, any or all of which may be freely waived in whole or in part by Subordinated Lender at any time if in its sole discretion it deems it advisable to do so. Subordinated Lender is under no obligation to waive any Funding Conditions or other requirements of this Agreement.

         2.7 Repayment. Borrower shall repay the Subordinated Loan Advances pursuant to the Waterfall and, upon occurrence of an Event of Default, as provided for in this Agreement. Subordinated Loan Interest is intended to compensate Subordinated Lender for making and holding the Subordinated Loan, and shall not be credited against principal. Borrower shall have no right or option to prepay any portion of the Subordinated Loan, other than by application of Net Proceeds from Sales or Refinancings in accordance with the Waterfall.

         2.8 Fiduciary Obligation. To the extent that Borrower or any Subsidiary from time to time receives any Borrower Cash, Borrower or such Subsidiary shall hold such Borrower Cash in trust, to be applied (after any payments on account of the Senior Loan) to the extent required by the Waterfall, first to the payment of any Subordinated Loan Interest and then to other sums payable to Subordinated Lender.

         2.9 Subordinated Loan Interest. Borrower shall pay interest on the Subordinated Loan (the "Subordinated Loan Interest") as follows.

              2.9.1 Basic Subordinated Loan Interest. Basic interest shall accrue monthly on the principal balance of the Subordinated Loan outstanding from time to time, at the Interest Rate ("Basic Subordinated Loan Interest"), but payable only in accordance with the priorities and procedures set forth in the Waterfall. Borrower shall pay Basic Subordinated Loan Interest monthly on each Payment Date, when, as, and to the extent provided for in the Waterfall. If them amount of any Basic Subordinated Loan Interest is disputed in good faith, Borrower shall not be obligated to pay the disputed portion of the Basic Subordinated Loan Interest until the actual amount owed has been determined; Borrower shall, however, on the Payment Date pay the undisputed amount of the Basic Subordinated Loan Interest, as to which Borrower shall not be entitled to any Cure Period. Any dispute as to the amount of Subordinated Loan Interest owing shall be resolved by expedited arbitration in accordance with the expedited arbitration rules of the American Arbitration Association. TO THE FULLEST EXTENT PERMITTED BY LAW, SUBORDINATED LENDER AND BORROWER HEREBY IRREVOCABLY WAIVE A
TRIAL BY JURY AS TO ANY DISPUTE ARISING FROM THIS PARAGRAPH OR
ANY OTHER PROVISION OF THIS AGREEMENT.

              2.9.2 Accrual of Basic Interest. To the extent that the Waterfall does not require Borrower to currently pay Basic Subordinated Loan Interest, such failure to pay shall not constitute a default or give rise to an Event of Default under this Agreement. The unpaid Basic Subordinated Loan Interest shall accrue and be compounded annually every January 1 and shall continue to be payable when and as provided for in the Waterfall.

              2.9.3 Loan Recovery Shortfalls. To the extent that a Subsidiary disposes of an Approved Property and the Borrower Cash from such Approved Property has been and is in the aggregate insufficient to provide Borrower with a sufficient amount to pay any Basic Subordinated Loan Interest or principal of the Subordinated Loan remaining unpaid as to Subordinated Loan Advances relating to that Approved Property (the "Property Shortfall"), Borrower's failure to pay the Property Shortfall shall not constitute a default or Event of Default under this Agreement. The Loan Recovery Shortfall shall be increased by an amount equal to the Property Shortfall.

              2.9.4 Contingent Interest. Borrower shall pay Subordinated Lender contingent interest in an amount equal to Fifty Percent (50%) of Net Property Profit, payable when and as provided for in the Waterfall (the "Contingent Subordinated Loan Interest").

         2.10 Maturity Date. Borrower shall repay the entire Subordinated Loan on the Maturity Date, except to the extent that, as to Subordinated Loan Advances relating to individual Approved Property(ies): (a) Subordinated Lender has agreed in writing, in its sole and absolute discretion, to extend the Maturity Date; or (b) the Maturity Date under the Senior Loan has been extended in accordance with the terms of the Senior Loan Documents.

         2.11 Effect of Upcoming Maturity. If, as of October 1, 1999, Borrower holds any Approved Property(ies) with respect to which: (a) Senior Lender has not approved Borrower's exercise of the Extension Option; and (b) in Subordinated Lender's reasonable judgment, Borrower will more likely than not fail to achieve an Exit Date on or before December 31, 1999, then without thereby limiting any other rights or remedies of Subordinated Lender, Subordinated Lender may deliver a Hypothetical Liquidation Notice to Borrower and the parties shall thereupon have the same rights and remedies as if Subordinated Lender had delivered a Hypothetical Liquidation Notice to Borrower upon occurrence of an Event of Default.

         2.12 Security and Priority. Subject to the Senior Lender's rights under the Pledge Agreement, the Subordinated Loan shall be secured solely by the Subordinated Pledge Agreement. The Subordinated Loan shall be at all times subordinate and junior, as to timing and priority of payment, to the Senior Loan.

         2.13 Certain Excluded Expenditures. Notwithstanding anything to the contrary in this Agreement, and without limiting any other restriction on Subordinated Loan Advances, Subordinated Lender shall have no obligation to contribute to, or to make any Subordinated Loan Advances to pay (in whole or in part), any Cash Outlays arising from:

              2.13.1 Unapproved Items. Any Cash Outlay that has not been approved by Subordinated Lender, or that arises from any matter not approved by Subordinated Lender;

              2.13.2 Cleanup Contractor's Costs. Any costs, including cost overruns, incurred by Cleanup Contractor, but this shall not limit the availability of Subordinated Loan Advances on account of payments required under GMP Agreements;

              2.13.3 Unapproved Loan Applications. Any costs and expenses (including preparation, staff time, administrative, and out-of-pocket costs) incurred in connection with any Loan Application not approved by Subordinated Lender; or

              2.13.4 DMB Affiliated Financing. Any payments due on account of any DMB Affiliated Financing.


3        LOAN APPLICATIONS.

         3.1 Required Contents. Borrower shall provide the following information in each Loan Application with respect to the affected Property and its Remediation and/or Development (the "Required Information").

              3.1.1 Property; Overall Strategy. Identification of Property or mortgage to be acquired, Remediated, and/or Developed, and overall strategy for same.

              3.1.2  Environmental Concerns.  All Identified Environmental
Risks.

              3.1.3 Valuation. Written estimates of value, prepared on such basis as Subordinated Lender shall require (including, if so required by Senior Lender, as a full Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) appraisal prepared by a third-party appraiser satisfactory to Subordinated Lender) both "as contaminated" and "as cleaned up."

              3.1.4 Plan. An acquisition, Remediation, Development, and disposition plan with a reasonably detailed budget (including a "contingency" of 10% [or such higher percentage as Subordinated Lender shall approve in its sole and absolute discretion] as to all Hard Costs and Soft Costs of Remediation and Development) and timeline, for the Remediation of all Identified Environmental Risks and all Development.

              3.1.5 GMP Agreement. A GMP Agreement that requires Cleanup Contractor to Remediate all Identified Environmental Risks.

              3.1.6 Clearances. All Clearances that may be necessary or appropriate with respect to Remediation, and when, how, and whether such Subsidiary will obtain each such Clearance.

              3.1.7 Projections. Reasonable financial projections regarding acquisition, Remediation, Development and disposition.

              3.1.8 Existing Owners/Sellers. All contracts and security arrangements existing or contemplated with existing owners or sellers.

              3.1.9 Outside Financing. Any Outside Financing that any Subsidiary or Borrower proposes to obtain, and the arrangements, including interest rate adjustments, that such Subsidiary or Borrower proposes to make with the Lenders as a result of such Outside Financing (it being understood, however, that Subordinated Lender is under no obligation to agree to or approve any Outside Financing).

              3.1.10 Leasing Guidelines. Proposed Leasing Guidelines for the Property.

              3.1.11 Disposition Strategy. Borrower's proposed strategy for disposition of the Property, including a projected selling price or range of projected selling prices.

              3.1.12 Environmental Insurance. All environmental insurance coverage, including, but not limited to the Environmental Insurance Policy (including amount of maximum cap being proposed thereunder), as well as all other environmental insurance, anticipated to be purchased both before and after Remediation, and the cost of such insurance (which cost shall be included in the Property budget).

              3.1.13 Environmental Assessment. Full written environmental assessment (Phase I and Phase II as applicable) addressed to Subordinated Lender, prepared by Cleanup Contractor.

              3.1.14 Indemnifications. Any indemnifications in place from any Person or Governmental Authority.

              3.1.15 Property Problems. Description of: (a) any real property problems, such as pending condemnation, access problems, survey issues, flood hazards, or lack of any utility service(s), and (b) any other matters that may have a Material Adverse Effect.

              3.1.16 Other. All other material terms and conditions of the proposed transaction.

         3.2 Criteria to Be Satisfied. Each Loan Application made by Borrower shall satisfy the following criteria as to the proposed Property and its Remediation and Development (the "Loan Criteria").

              3.2.1 Projected Return. Projections should demonstrate that Borrower should achieve a leveraged return on its Approved Investment of at least 25% per annum on the amounts advanced under the Subordinated Loan Agreement, unless otherwise expressly approved in writing by Subordinated Lender.

              3.2.2 Total Costs. Total acquisition, Remediation, Development and disposition costs of between $2,500,000 and $20,000,000.

              3.2.3 Risk Profile. The proposed Property in the substantial majority of cases shall meet the criteria of either "Category II - Moderate Risk" or "Category III - Low Risk" as defined in "Table 1" (the "PROPERTY TARGETING CRITERIA") attached to that certain "Business Plan for Dames & Moore/Brookhill, LLC," a copy of which table is attached as Exhibit "B."

              3.2.4 Timing. The Loan Application shall reasonably project that Remediation shall commence, or acquisition shall close, on or before September 1, 1998, with the Exit Date reasonably projected to occur by December 31, 1999. (Borrower may propose in a Loan Application an Exit Date later than December 31, 1999 as to the affected Property. If Subordinated Lender disapproves such Loan Application solely because such Exit Date is later than December 31, 1999, then such Loan Application shall, though disapproved, nevertheless be deemed to have complied with the Loan Criteria for purposes of a New Loan Termination.)

              3.2.5 GMP Agreement. Each GMP Agreement shall provide for Remediation of all Identified Environmental Risks. Each GMP Agreement shall require Cleanup Contractor to provide a warranty and indemnity as to such Remediation to: (a) the applicable Subsidiary, Borrower, and Subordinated Lender; and (b) where possible without incurring substantial additional expense, the first purchaser of the Approved Property from the applicable Subsidiary. (Borrower may propose in a Loan Application a Satisfactory Replacement Cleanup Contractor as to the affected Property. If Subordinated Lender disapproves such Loan Application solely because Subordinated Lender disapproves the proposed Satisfactory Replacement Cleanup Contractor, then such Loan Application shall, though disapproved, nevertheless be deemed to have complied with the Loan Criteria for purposes of a New Loan Termination.)

              3.2.6 Acquisition of Title. A Subsidiary shall not acquire title unless either (a) Remediation has been completed; or (b) before Remediation commences, such Subsidiary has obtained a conditional or actual Clearance acceptable to Subordinated Lender pursuant to Federal CERCLA or a state law that provides "PPA" or similar mechanisms to issue conditional Clearances (a "brownfields" state). Such Clearance may be subject to the completion of Remediation in the manner, and to the extent, described in the Loan Application.

              3.2.7 Security Arrangements. For pre-acquisition Remediation, Subsidiary shall obtain reasonable security arrangements with existing Property owners or sellers.

         3.3 Noncompliance. To the extent that any Loan Application fails to include any Required Information or comply with the Loan Criteria, Subsidiary shall identify and describe such nonconformity in the Loan Application. If Subordinated Lender nevertheless approves the Loan Application, then Subordinated Lender shall be deemed to have waived such nonconformity for all purposes of the Subordinated Loan Documents.

         3.4 Time Periods and Approval. Subordinated Lender shall reasonably endeavor to consider and respond to Loan Applications within fifteen days after receipt. If Subordinated Lender has failed to respond to a Loan Application within such period, then such Subsidiary shall so notify Subordinated Lender in writing (a "Reminder Notice"). Subordinated Lender shall then, within five business days, do any one of the following as determined by Subordinated Lender (in Subordinated Lender's sole and absolute discretion): (a) approve the Loan Application; (b) disapprove the Loan Application; (c) reasonably request additional information regarding the Loan Application; or (d) extend by up to ten more days Subordinated Lender's period in which to respond to the Reminder Notice. If Subordinated Lender reasonably requests additional information, then Borrower shall promptly provide it. When Subordinated Lender has received such additional information, such delivery shall be deemed to constitute another Reminder Notice, except that Subordinated Lender's options shall be limited to "a," "b," and "c." If Subordinated Lender fails to respond to a Reminder Notice within the period available to Subordinated Lender pursuant to this paragraph, then
Subordinated Lender shall be deemed to have disapproved the applicable Loan Application. Under no circumstance shall Subordinated Lender be deemed to have approved any Loan Application unless Subordinated Lender has actually approved such Loan Application in writing. Upon any such approval, Subordinated Lender shall issue a Funding Certificate to Borrower. If Subordinated Lender approves a Loan Application but subject only to material additional conditions that are inconsistent with material economic terms in this Agreement (and after reasonable efforts the parties cannot resolve such additional conditions), then such conditional approval shall be deemed disapproval.

         3.5 Multiple Disapprovals. If Subordinated Lender disapproves (or is deemed to have disapproved) three consecutive Loan Applications that contain all Required Information and comply with all Loan Criteria, then at any time until Subordinated Lender has approved a subsequently submitted Loan Application, either Borrower or Subordinated Lender shall have the right to unilaterally notify the other that such party elects to require the following to occur (a "New Loan Termination"):

              3.5.1 No New Loan Applications. Borrower shall not be required to submit any further Loan Applications to Subordinated Lender.

              3.5.2 Completion of Existing Projects. Borrower shall, with diligence and continuity, continue to perform all of Borrower's obligations with respect to Loan Applications previously approved. Borrower shall continue, and DMB shall cause Cleanup Contractor to continue, to allocate to such activities at least the same level of staffing and other resources (as determined by Subordinated Lender in Subordinated Lender's reasonable judgment) as were allocated thereto before the New Loan Termination. Subordinated Lender shall continue to make Subordinated Loan Advances pursuant to Loan Applications previously approved, in accordance with the terms and conditions of this Agreement.

              3.5.3 No Exclusivity. To the extent that this Agreement requires any DMB Party or Subordinated Lender to submit to one another any possible Property(ies) (including possible Mortgage Acquisitions) before engaging in any transaction with a third party relating to such Property(ies), or to refrain from conducting other specified business activities, such restrictions and obligations shall be terminated and of no force or effect.

4        COVENANTS.

         4.1 Acquisition and Remediation. Borrower shall acquire, Remediate, Develop and/or dispose of each Approved Property only in compliance with the applicable Loan Application. Borrower shall not acquire, Remediate, Develop, or otherwise invest (other than Borrower's investment in Subsidiaries as contemplated by Loan Applications) in any real or personal property. Borrower shall cause Cleanup Contractor to prosecute all Remediation with diligence and continuity and without material interruption or suspension of work, except as required by Law or as a result of Force Majeure. Neither Borrower nor any Subsidiary shall conduct any business of any kind other than the business contemplated by this Agreement.

         4.2 Compliance with Law. Borrower shall at all times comply with all applicable Law. Borrower shall perform all Remediation in compliance with all Environmental Law. Borrower shall timely obtain, and thereafter comply with and maintain in full force and effect, all Governmental Approvals necessary or appropriate for such Remediation.

         4.3 Site Conditions. If and when Borrower or any Subsidiary becomes aware of any site condition or other circumstance affecting any Approved Property that will or is reasonably likely to have a Material Adverse Effect, then Borrower shall promptly notify Subordinated Lender thereof, in reasonable detail, and thereafter provide Subordinated Lender with such additional information relating thereto as Subordinated Lender shall reasonably request. Borrower shall with reasonable promptness develop a written plan to respond to such site condition or other circumstance, and provide Subordinated Lender with a copy of such written plan and any updates thereof.

         4.4  Delays in Mortgage Acquisitions.

              4.4.1 Initial Disposition Plan. If (a) pursuant to a Loan Application, a Subsidiary undertakes any Mortgage Acquisition and (b) because of litigation or bankruptcy, such Subsidiary's activities with respect to such Mortgage Acquisition are delayed by more than three (3) months beyond the timeline provided for in the Loan Application, then Borrower shall have thirty (30) days within which to present to Subordinated Lender a complete, detailed, specific and reasonable plan for disposition of the Mortgage Acquisition.

              4.4.2 Discontinuation of Mortgage Acquisition. If, after such thirty (30) day period, in Subordinated Lender's sole and absolute discretion the plan is not satisfactory and there still has been no disposition pursuant to the Loan Application, Subordinated Lender shall have the right to require Borrower, within thirty (30) days after Subordinated Lender's written request, to (i) discontinue and terminate such Mortgage Acquisition and dispose of such Mortgage Acquisition by sale to an outside third-party purchaser, but not to a purchaser that is an Affiliate of Subordinated Lender, in accordance with the terms and conditions of this Section 4.4, and
(ii) require Borrower to repay all Subordinated Loan Advances made for such Mortgage Acquisition. Borrower shall repay such Subordinated Loan Advances with, and only to the extent of, Borrower Cash realized from the disposition and termination of such Mortgage Acquisition. To the extent that Borrower Cash realized from such disposition and termination has been and is in the aggregate insufficient to repay all Subordinated Loan Advances made for such Mortgage Acquisition, the amount of such insufficiency shall be added to the Loan Recovery Shortfall.

              4.4.3 Required Purchase Plan. Within thirty (30) days after Subordinated Lender notifies Borrower and DMB that Borrower's plan for disposition of the Mortgage Acquisition is not satisfactory, DMB shall submit a proposal in writing (together with the proposed purchase price and other material economic terms) to Subordinated Lender for the purchase of such Mortgage Acquisition from the applicable Subsidiary (the "DMB Mortgage Proposal"). Upon receipt of the DMB Mortgage Proposal, Subordinated Lender shall have the option to either (A) approve such DMB Mortgage Proposal, in which event Borrower shall sell such Mortgage Acquisition as set forth in the DMB Mortgage Proposal, which sale shall be consummated within thirty (30) days after Subordinated Lender notifies Borrower and DMB of its approval of the DMB Mortgage Proposal, or (B) require that such offer be kept open for a period of ninety (90) days after the date when Subordinated Lender receives such DMB Mortgage Proposal and during such period Borrower shall use its best efforts to market (in such manner as Subordinated Lender shall direct) the Mortgage Acquisition in order to obtain a higher purchase price (and more attractive terms and conditions) for such Mortgage Acquisition than the price set forth in the DMB Mortgage Proposal. If, during such ninety-day period, an offer is obtained from a third-party purchaser (the "Third Party Mortgage Proposal") for such Mortgage Acquisition on terms that are identical to, or in Subordinated Lender's judgment more favorable than the DMB Mortgage Proposal, which Third Party Mortgage Proposal is approved by Subordinated Lender, then Borrower shall dispose of such Mortgage Acquisition to such third-party purchaser pursuant to the terms of such Third Party Mortgage Proposal within thirty (30) days of receipt of Subordinated Lender's notice of approval of the Third Party Mortgage Proposal.

         4.5 GMP Agreements. Borrower shall diligently enforce, in all material respects, all GMP Agreements. Borrower shall diligently seek to achieve timely and cost-effective performance by Cleanup Contractor under each GMP Agreement. Borrower shall diligently pursue the prevailing professional standards of quality, performance and timeliness that Cleanup Contractor would normally deliver for its third-party clients. GMP
Agreements shall be negotiated at arm's length on substantially the same terms that a non-affiliated party would obtain. Borrower shall not waive, modify, amend, terminate or release Cleanup Contractor's obligations under any GMP Agreement, or to replace Cleanup Contractor, without Subordinated Lender's consent. Subordinated Lender shall not unreasonably withhold consent to reasonable changes necessitated by field conditions, provided that the GMP Agreement continues to substantially comply with the applicable Loan Application and the guaranteed maximum price is not increased. Borrower shall not terminate Cleanup Contractor unless Cleanup Contractor is simultaneously replaced with a Satisfactory Replacement Cleanup Contractor.

         4.6 Use of Funds. Borrower and each Subsidiary shall hold in trust all Loan Advances and Borrower Cash, and shall apply same first to pay Borrower's third-party obligations consistent with Loan Applications and Administrative Expenses Budgets, and shall thereafter apply all Borrower Cash in accordance with the Waterfall.

         4.7  Real Estate Operations.  So long as a Subsidiary owns an
Approved Property, Borrower shall: (a) cause such Approved Property to be maintained in good repair and safe condition and in compliance with all applicable Law (except as to noncompliance expected to be corrected through Remediation); and (b) provide and maintain for it all insurance required by the Senior Loan Documents and such additional insurance as Subordinated Lender may reasonably require. Subordinated Lender shall not require environmental insurance beyond that provided for in the affected Loan Application. In the event of a casualty or condemnation affecting an Approved Property, any determination of Borrower to restore the improvements located on such Approved Property shall require Subordinated Lender's prior written approval.

         4.8 Leasing. With respect to each Approved Property, all leases and other rental arrangements, and all modifications thereof, shall comply in all respects with the Leasing Guidelines set forth in the applicable Loan Application. If a lease complies with the Leasing Guidelines, then Subordinated Lender's approval of such lease shall not be required; otherwise Subordinate Lender's approval shall be required. Any modifications from the Leasing Guidelines in the applicable Loan Application shall be subject to Subordinate Lender's prior written approval in its sole and absolute discretion. Subordinate Lender shall endeavor to approve or disapprove all Leases and modifications subject to its approval that are submitted to Subordinate Lender within five (5) Business Days after receipt of all necessary documentation in connection therewith. Subordinate Lender's failure to respond within such period shall be deemed disapproval.

         4.9 Notices. Borrower and DMB shall simultaneously provide Subordinated Lender with a copy of any written notice regarding any matter(s) that would, or is/are reasonably likely to, have a Material Adverse Effect, given to or received from Cleanup Contractor, any Governmental Authority, or any third party (including the owner of any Property as to which Remediation is occurring or contemplated or as to which a Mortgage Acquisition has been made or is contemplated, and including any other creditor of Borrower or any Subsidiary, other than a Lender), which notice relates to any Approved Property, any Remediation or Development, Borrower's business or Borrower's ability to perform its obligations under this Agreement.

         4.10 Environmental Reports. Upon Subordinated Lender's reasonable request, made no more than at a reasonable frequency (in the exercise of Subordinated Lender's reasonable business judgment), Borrower shall provide Subordinated Lender with updated environmental assessments and tests relating to the Approved Properties, all in such detail and covering such matters as Subordinated Lender shall from time to time request based on the written advice or recommendations of Subordinated Lender's third-party consultants or advisers.

         4.11 Access. Subordinated Lender and any of its officers, employees and/or agents shall have the right, subject to the rights of tenants, to inspect any Approved Property(ies) as frequently as Subordinated Lender determines to be appropriate, (i) at any time without notice if
(x) an Event of Default exists, (y) there may be an imminent material violation of this Agreement (which violation could have a Material Adverse Effect) relating to the Approved Property to be inspected, in Subordinated Lender's reasonable judgment, or (z) there is an emergency currently existing at the Approved Property to be inspected, in Subordinated Lender's judgment, and (ii) during normal business hours (or at such other times as may reasonably be requested by Subordinated Lender) upon reasonable notice, otherwise.

         4.12 Contracts. Borrower shall deliver to Subordinated Lender, on demand, copies (certified by Borrower as being true and correct) of those specified contracts, bills of sale, statements, or receipted vouchers or agreements under which Cleanup Contractor or any Subsidiary has contracted for any services or purchased any materials with respect to, otherwise relating to, any Remediation or Development.

         4.13 Communications. Borrower, on its own behalf, authorizes Subordinated Lender to communicate directly with Cleanup Contractor and, if either (a) an uncured Event of Default has occurred or (b) Subordinated Lender has notified Borrower that Subordinated Lender is not satisfied with Borrower's responsiveness to Subordinated Lender's inquiries to Borrower, then any contractor, subcontractor, Governmental Authorities, any tenant(s) of an Approved Property, and any other person having a substantial interest in an Approved Property or any Remediation or Development. So long as no continuing Event of Default has occurred and no emergency exists, Subordinated Lender shall give Borrower reasonable prior notice (which may be oral or telephonic) of any such communication and shall provide Borrower with an opportunity to participate in any meetings. Borrower has requested, and Subordinated Lender agrees, that Subordinated Lender shall reasonably endeavor to conduct any communications with third parties in a manner that will minimize any disruption or confusion with respect to Borrower's existing lines of communications with third parties.

         4.14 Budgets. Borrower shall deliver to Subordinated Lender copies of its respective annual budgets and all Subsidiaries' annual budgets, as they shall be updated from time to time. If any event or circumstance has occurred that would or is reasonably likely to have a Material Adverse Effect on any Remediation, Development, physical condition, or on-site conditions affecting any Approved Property, or any Subsidiary's or Borrower's compliance with any Loan Application, Borrower shall upon request deliver within ten
(10) Business Days updated budgets for the completion of any Remediation and Development or otherwise relating to such Approved Property.

         4.15  Notification of Certain Events.  Borrower shall, within ten
(10) calendar days, notify Subordinated Lender in writing of and provide any reasonably requested documents upon receiving notice of any of the following affecting any Approved Property: (1) any material liability or potential liability of Borrower or any Subsidiary for response or corrective action, natural resource damage or other harm pursuant to any Environmental Law; (2) any Environmental Claim; (3) any violation of an Environmental Law or material Hazardous Material Release, threatened Hazardous Material Release or disposal of a Hazardous Material; or (4) the existence of any other condition or circumstance that is reasonably likely to have a Material Adverse Effect.

         4.16 No Conveyance. Except as contemplated in an approved Loan Application, neither Borrower nor any Subsidiary shall under any circumstances convey, transfer or grant any Approved Property, or any interest therein, to Subordinated Lender or to any Affiliate of Subordinated Lender, or to any other Person, without Subordinated Lender's prior written consent. Compliance with the preceding sentence is guarantied by the Good Faith Guarantors pursuant to the Good Faith Guaranty.

         4.17 Other Business of DMB. To the extent that DMB conducts any business, makes any investments, or acquires any assets other than its membership interest in Borrower pursuant to the Borrower Operating Agreement (collectively, "Other DMB Activities"), DMB shall not conduct any such Other DMB Activities in its own name or as direct activities of DMB. DMB shall instead establish one or more subsidiaries or other entities (which need not be wholly owned by DMB) ("Other DMB Entities"), in which the Other DMB Activities shall be conducted, all upon such terms and conditions as DMB shall see fit, provided such terms and conditions do not limit or impair DMB's ability to perform its obligations under the Borrower Operating Agreement and the Loan Documents. No Other DMB Entity shall have or perform any obligations under the Subordinated Loan Documents or with respect to the Approved Properties.

         4.18 Administrative Expenses Budgets. All Administrative Expenses Budgets shall include line items for contingencies and overruns in amounts satisfactory to Subordinated Lender.

         4.19 Documentation. Borrower and DMB shall, from time to time, upon Subordinated Lender's reasonable request, provide Subordinated Lender with copies of all material documentation and other material written information related to the activities of Borrower as reasonably requested by Subordinated Lender.

         4.20 Disposition Agreements. All dispositions and refinancings of Approved Properties shall be entered into at arm's length. Borrower shall disclose to Subordinated Lender in writing any affiliation or relationship between any DMB Party and any purchaser or lender with respect to any Approved Property. The terms of disposition or refinancing shall include the following unless Subordinated Lender agrees otherwise (including pursuant to approval of a Loan Application): (a) disposition agreement shall be in substantially the form of Exhibit "K" of the Senior Loan Agreement, or, at Borrower's option, more favorable to the seller; (b) sale entirely for cash; and (c) selling price to be no lower than the lowest selling price projected in the Loan Application, provided that: (i) a sale at such price is commercially reasonable under the circumstances; and (ii) Borrower has provided Subordinated Lender with at least ten days prior notice of the proposed selling price. If Borrower suffers a loss as a result of any indemnification provided by Borrower under any disposition agreement, then Subordinated Lender shall not be required to bear any portion of such loss, except to the extent that such loss arises from Identified Environmental Risks, and except to such extent in no event shall Subordinated Lender be required to make any Subordinated Loan Advances whatsoever to cover any part of such liability or loss. Regardless of whether Borrower assumes such personal liability, in absolutely no event shall Subordinated Lender have any such liability whatsoever. Nothing in the preceding restrictions shall prevent Cleanup Contractor from providing any purchaser with such indemnities and assurances as may have been provided for in the Loan Application or GMP Agreement, provided that Borrower shall have no liability in connection therewith.

         4.21 Replacement of Cleanup Contractor or Good Faith Guarantor. If any Cleanup Contractor or Good Faith Guarantor is the debtor in a Bankruptcy Proceeding (whether voluntary or involuntary, and without regard to the 90-day period provided for in the definition of Bankruptcy Proceeding), then within thirty days (forty-five days in the case of a Good Faith Guarantor) after the initial commencement thereof Borrower shall replace such Cleanup Contractor or Good Faith Guarantor with a Satisfactory Replacement Cleanup Contractor or Satisfactory Replacement Good Faith Guarantor, as applicable.

         4.22 DMB Affiliated Financing. Borrower shall promptly notify Subordinated Lender of the amount and terms of any DMB Affiliated Financing obtained by Borrower, and shall provide Subordinated Lender with copies of all documentation related thereto. Borrower shall not enter into any DMB Affiliated Financing unless the lender has entered into a subordination agreement satisfactory to Subordinated Lender in Subordinated Lender's sole and absolute discretion, and containing such terms and conditions as Subordinated Lender shall require in its sole and absolute discretion. For purposes of the Waterfall, the principal amount of DMB Affiliated Financing shall be treated as Capital Contributions by DMB to Borrower with respect to the affected Approved Property, and not as a loan.

         4.23  Financial Statements.  Borrower shall furnish to Lender:

              4.23.1 Monthly Reports. Within 20 days after the end of each month, a report of all Cash Flow, Net Proceeds from Sales or Refinancings and deductions made in calculating the foregoing during such month.

              4.23.2 Quarterly Financials. Within 45 days after the end of each fiscal quarter of Borrower, including the fourth fiscal quarter of every fiscal year, a copy of financial statements of Borrower, each Approved Property and every Subsidiary, including balance sheets and profit and loss statements, as of the end of each such quarter and for the corresponding quarter of the preceding year and detailed statements of operations for the year to date and for the corresponding period of the preceding year, all certified by Borrower's chief financial officer.

              4.23.3 Annual Financials. Within 120 days after the end of each fiscal year of Borrower, a copy of the financial statements, consisting of consolidated balance sheets, income statements and cash flow statements as of the end of such fiscal year and consolidated statements of stockholders' (or partners' or members') equity for such fiscal year for Borrower and each Subsidiary, all in reasonable detail and prepared in accordance with generally accepted accounting principles and audited by an independent certified public accountant approved by Subordinated Lender, which approval shall not be unreasonably withheld.

              4.23.4 Accountants' Reports. Promptly upon receipt thereof by Borrower, a copy of each report (including reports commenting on Borrower's internal bookkeeping, accounting or financial procedures) submitted to Borrower by the accountants that prepared, or the accountants (if any) that audited, Borrower's financial statements.

              4.23.5 Asset Markdowns. Notice of any "markdown" or adjustment in book value or carrying value of any asset of Borrower or any Subsidiary, promptly upon taking such markdown or adjustment.

              4.23.6 Other Information. Promptly upon request, such other information as Subordinated Lender may reasonably request with respect to the business, affairs or condition (financial or otherwise) of Borrower or the Subsidiaries.

         4.24  Transfers of Interests in Borrower or any Subsidiary.

              4.24.1 Prohibition. Except for the Subordinated Pledge Agreement and as otherwise expressly permitted under this Agreement, without the prior written consent of Subordinated Lender:

                   (i) neither Borrower nor any Subsidiary shall (ii) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign any direct or indirect interest in any Property or any part thereof (including any partnership, membership or any other ownership interest in Borrower or any Subsidiary or any partner or member thereof);

                   (iii) no new general partner, member, or limited partner having the ability to control the affairs of Borrower shall be admitted to or created in Borrower or any Subsidiary (nor shall any existing general partner or member or controlling limited partner withdraw from Borrower or such Subsidiary, as applicable), and no change in Borrower's or any Subsidiary's organizational documents relating to control over Borrower or such Subsidiary, as applicable, and/or any Property shall be effected; and

                   (iv) no transfer shall be permitted of the beneficial interest in Borrower, any of its constituent members, any Subsidiary or any of the Properties (except as contemplated by the applicable Loan Application);

              4.24.2 Definition: "Transfer." The term "transfer" shall include the sale, transfer, conveyance, mortgage, pledge, or assignment of the legal or beneficial ownership of (i) any Property, (ii) any partnership interest in any member in Borrower that is a partnership, (iii) any voting stock in any member of Borrower that is a corporation, and (iv) any membership interest in any member of Borrower that is a limited liability company; "transfer" shall not include the leasing of individual units within any Property so long as Borrower complies with the provisions of the Senior Loan Documents relating to such leasing activity or the transfers of limited partner interests in Borrower so long as the requirements of this Agreement are satisfied. Subordinated Lender shall endeavor to respond to any written request for approval of a transfer within fifteen (15) days of its receipt of notice of such proposed transfer together with all documentation in connection therewith that Subordinated Lender may reasonably request.

              4.24.3 Certain Permitted Transfers. Notwithstanding anything to the contrary contained in the foregoing, any holder of a direct or indirect ownership interest in Borrower as of the date of this Agreement (an "Interest Holder") shall have the right to transfer its ownership interest without Subordinated Lender's prior consent, provided, that, (A) after taking into account any prior transfers and the current transfer pursuant to this paragraph, whether to the proposed transferee or otherwise, no such transfer or series of transfers shall result in (I) the proposed transferee (together with any other transferees pursuant to this paragraph) owning (directly or indirectly, or beneficially) more than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower, or (II) a transfer of more than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower; (B) no Event of Default has occurred and remains uncured; (C) no change of control affecting Borrower shall occur as a result of such transfer; (D) such transferee shall be a reputable entity or person of good character, creditworthy and with sufficient financial net worth; (E) such transferee and all transferees in the aggregate under this paragraph shall have no voting rights and shall not possess the power to, directly or indirectly, direct the management and policies of Borrower in any way, whether through the ownership of voting securities, by contract or otherwise;
(F) any provisions in any of the organizational documents of either Borrower or any Subsidiary that require the unanimous affirmative vote or consent of all the holders of ownership interests in Borrower or any Subsidiary, as applicable, or any other applicable voting threshold, shall not require or include the vote or consent of such proposed transferee or transferees; and
(G) no transferee shall be an investment bank, securities firm, institutional lender, or other significant competitor of Credit Suisse First Boston in any substantial line of business of Credit Suisse First Boston, or an officer, director, or employee of any of the foregoing.

         4.25 Subordinated Pledge Agreement. Subject to the terms and provisions of any applicable grace, notice and cure periods, Borrower shall perform all of its obligations under the Subordinated Pledge Agreement.


5        GMP AGREEMENTS.

         5.1 Cost Overruns. Notwithstanding anything to the contrary in this Agreement, any cost overruns or obligations incurred by Cleanup Contractor under any GMP Agreement shall be borne entirely by Cleanup Contractor without contribution by Borrower, Subsidiary, or Subordinated Lender.

         5.2 On-Site Operations. Subordinated Lender shall have no right or obligation to direct, manage, control, or participate in any Remediation. At all times, Permitted Sponsor(s) shall constitute the Sponsor of, and shall control, any and all Remediation, all in full compliance with all applicable Law. Upon request, Borrower shall promptly cause a Permitted Sponsor to confirm in writing to Subordinated Lender that such party is Sponsor as to any Approved Property(ies) or Remediation designated by Subordinated Lender. Subordinated Lender shall have neither the right nor the obligation to: (a) take any action, make any decision or otherwise participate in management of Borrower or any Subsidiary in any way if such action, decision or participation would or could, in Subordinated Lender's judgment, cause Subordinated Lender to be deemed a Sponsor of any Remediation; or (b) exercise decision making control over any environmental compliance or hazardous substance handling or disposal. Nothing in this paragraph shall limit any right or remedy of Subordinated Lender upon the occurrence of an Event of Default.


6        OPERATING AGREEMENTS.

         To protect Lender's interests as a creditor of Borrower and keep Subordinated Lender fully informed of Borrower's and the Subsidiaries' activities, Subordinated Lender shall have the following rights with respect to the Operating Agreements, notwithstanding anything to the contrary in the Operating Agreements.

         6.1 Operating Agreements. DMB and the Members of DMB shall perform their obligations under and comply with the Operating Agreements, including their obligations to make Capital Contributions when and as required under the Operating Agreements.

         6.2 Approvals and Consents. To the extent that the Borrower Operating Agreement provides that approval, consent or affirmative vote by any Member(s) or eighty percent (80%) of Borrower's Board of Managers is required as to any matter (the "Required Borrower Vote"), or that such matter is required to be satisfactory to (or shall be agreed upon or established by) the Required Borrower Vote, such matter shall also require express written approval and agreement by Subordinated Lender in accordance with this Agreement, subject however to the same limitations, conditions, restrictions and qualifications (including any relating to, for example, "materiality") that may apply to a Member's exercise of its rights under the Borrower Operating Agreement (the "Operating Agreement Qualifications"). To the extent that the Borrower Operating Agreement permits any Member or the Board of Managers to require Borrower or any Member to take any action, Subordinated Lender shall, subject to the Operating Agreement Qualifications, also be entitled to require Borrower or any Member or the Board of Managers of Borrower to take such action.

         6.3 Delivery of Information. Subject to the Operating Agreement Qualifications, Borrower shall provide Subordinated Lender with copies of all Loan Applications, financial statements, reports, documents, and all written communications and information of any kind provided to any Member pursuant to the Borrower Operating Agreement, in each case at the same time and by the same means provided to such Member pursuant to the Borrower Operating Agreement. Borrower shall also provide Subordinated Lender with such further written or oral information and documentation relating to the Borrower Operating Agreement, Remediation, or any matter contemplated by the Borrower Operating Agreement or this Agreement, as Subordinated Lender shall request from time to time, subject to the Operating Agreement Qualifications.

         6.4 Meetings. DMB shall notify Subordinated Lender of any meeting of the Members or Board of Managers of Borrower to be held pursuant to the Borrower Operating Agreement. Such notice shall be given to Subordinated Lender at the same time, and by the same means, as it is given to the Members and/or the Board of Managers. Subordinated Lender shall be entitled to attend any meeting of the Members or the Board of Managers held pursuant to the Borrower Operating Agreement.

         6.5 Enforcement of Borrower Operating Agreement. Subordinated Lender is an intended third-party beneficiary of the Borrower Operating Agreement and shall have the right to enforce against each Member and the Board of Managers all obligations of such Member and the Board of Managers under the Borrower Operating Agreement. If a Liquidating Event occurs, then Subordinated Lender shall have the right to require a liquidation of Borrower in accordance with the terms of the Borrower Operating Agreement.

         6.6 No Amendments. No Member or Board of Managers of Borrower shall amend, modify, or waive any requirements of the Borrower Operating Agreement without Subordinated Lender's consent. Any such amendment, modification or waiver made without Subordinated Lender's consent shall be void and of no force or effect. The DMB Operating Agreement shall not be modified in any manner that would make any representation or warranty in any Loan Document inaccurate. Modifications made by DMB or its members in violation of the preceding sentence shall be deemed Borrower's breach of this Agreement, as to which the Cure Period shall apply.

         6.7 No Member Loans. No Member shall make loan(s) to Borrower pursuant to Section 3.3.4 of the Borrower Operating Agreement or otherwise, unless such loans are specifically permitted by this Agreement (such as DMB Affiliated Financing made in compliance with this Agreement) or have been approved by Subordinated Lender in writing.

         6.8 DMB's Failure to Provide Funds. To the extent that DMB fails to make a Capital Contribution under the Borrower Operating Agreement to pay DMB's 5% share of any Cash Outlay (the "DMB Shortfall"), then (as to the affected Approved Property, if the DMB Shortfall relates to a particular Approved Property), Subordinated Lender may, at its option, but shall not be obligated to, make an additional Subordinated Loan Advance to Borrower
(a "Shortfall Advance") to cover part or all of the DMB Shortfall, upon the following terms (which shall apply separately as to the affected Approved Property, if the DMB Shortfall relates only to a particular Approved Property):

              6.8.1 Amount. The amount of the Shortfall Advance shall equal all or any portion of the DMB Shortfall.

              6.8.2 Subordinated Loan Amount. The outstanding balance of the Subordinated Loan, and the Subordinated Loan Advances, shall be deemed to have been increased by an amount equal to the sum of (a) the Shortfall Advance plus (b) an amount (the "Shortfall Adjustment") equal to Twenty-Five Percent (25%) (the "Shortfall Adjustment Percentage") of "a."

              6.8.3 Capital Contributions. DMB's Capital Account within Borrower (and Approved Investment as to the Approved Property, if applicable) shall be deemed, but only for purposes of future Waterfall distributions (and without thereby limiting or reducing DMB's obligation to make Capital Contributions under the Borrower Operating Agreement) to have been reduced by an amount equal to the Shortfall Adjustment.

              6.8.4 Nonresidual Percentage Adjustment. For purposes of the Waterfall only (but only as to the affected Approved Property, if the DMB Shortfall relates to a particular Approved Property), wherever Subordinated Lender would otherwise be entitled to receive only eighty percent (80%) of any distribution, Subordinated Lender shall instead be entitled to receive a percentage equal to 100 times (a) total Subordinated Loan Advances to date, including the Shortfall Adjustment (allocable to the particular Approved Property, if applicable) divided by (b) the sum of "a" plus DMB's Capital Account in Borrower (and Approved Investment, if applicable) as to the Approved Property. (The resulting increase in amounts disbursable to Subordinated Lender, expressed as incremental percentage points to be disbursed to Subordinated Lender, is referred to as the "Percentage Adjustment.")

              6.8.5 Residual Percentage Adjustment. Wherever Subordinated Lender would otherwise be entitled to receive only Fifty Percent (50%) of a particular distribution, Subordinated Lender shall instead be entitled to receive a percentage equal to the sum of (a) Fifty Percent (50%) plus (b) 2.5 times the Percentage Adjustment. The remainder of such distribution shall be payable to Borrower.

              6.8.6 Subsequent Cash Outlays. If thereafter further Current Cash Outlays arise, then the otherwise applicable provisions of the Borrower Operating Agreement shall continue to apply without regard to any Percentage Adjustment. For purposes of the Waterfall, however, but not for purposes of future Capital Contributions or Subordinated Loan Advances, the Percentage Adjustments shall be recalculated from time to time based on total funds advanced from time to time by DMB and Subordinated Lender. Any Percentage Adjustment shall not decrease the obligations of DMB or Borrower under this Agreement, to the extent they exist under this Agreement, to make Capital Contributions or increase the amount of any Subordinated Loan Advance.

              6.8.7 Example. An example of the foregoing Percentage Adjustment, and the effect thereof, is set forth on Exhibit "C."

              6.8.8 Acknowledgment by Parties. Borrower and Subordinated Lender acknowledge that although the Percentage Adjustment mechanism may cause substantial changes in the distribution of Borrower Cash pursuant to the Waterfall, such changes are reasonable, necessary and appropriate to fully compensate Subordinated Lender for the incremental risk assumed by Subordinated Lender as a result of making extra Subordinated Loan Advances to cover any DMB Shortfall. The Percentage Adjustment mechanism was fully negotiated between the parties and Borrower acknowledges that Subordinated Lender would not have entered into this Agreement in the absence of such Percentage Adjustment mechanism.

         6.9 Subordinated Lender's Failure to Provide Funds. To the extent that Subordinated Lender fails to make a Subordinated Loan Advance under this Agreement, at a time when all conditions to the making of such Subordinated Loan Advance have been satisfied, to pay Subordinated Lender's 80% share of any Cash Outlay (the "Subordinated Lender Shortfall"), then (as to the affected Approved Property, if the Subordinated Lender Shortfall relates to a particular Approved Property), Borrower may, at its option, but shall not be obligated to, make an additional Capital Contribution to Borrower (also, a "Shortfall Advance") to cover part or all of the Subordinated Lender Shortfall, upon the following terms (which shall apply separately as to the affected Approved Property, if the Subordinated Lender Shortfall relates only to a particular Approved Property):

              6.9.1 Amount. The amount of Borrower's Shortfall Advance shall equal all or any portion of the Subordinated Lender Shortfall.

              6.9.2 Capital Account Adjustment. The outstanding balance of DMB's Capital Contributions within Borrower shall be deemed to have been increased by an amount equal to the sum of (a) the Shortfall Advance plus
(b) an amount (also, a "Shortfall Adjustment") equal to the Shortfall Adjustment Percentage times "a."

              6.9.3 Subordinated Loan Balance. The balance of the Subordinated Loan Advances (and Approved Investment as to the Approved Property, if applicable) shall be deemed, but only for purposes of future Waterfall distributions (and without thereby limiting or reducing Subordinated Lender's obligation to make future Subordinated Loan Advances under this Agreement) to have been reduced by an amount equal to the Shortfall Adjustment.

              6.9.4 Nonresidual Percentage Adjustment. For purposes of the Waterfall only (but only as to the affected Approved Property, if the Subordinated Lender Shortfall relates to a particular Approved Property), wherever DMB would otherwise be entitled to receive twenty percent (20%) of any distribution, DMB shall instead be entitled to receive a percentage equal to 100 times (a) total Capital Contributions by DMB to date, including the Shortfall Adjustment (allocable to the particular Approved Property, if applicable) divided by (b) the sum of "a" plus the Subordinated Loan principal balance (and Approved Investment, if applicable) as to the Approved Property. (The resulting increase in amounts disbursable to DMB, expressed as incremental percentage points to be disbursed to DMB, is also referred to as a "Percentage Adjustment.")

              6.9.5 Residual Percentage Adjustment. Wherever DMB would otherwise be entitled to receive Fifty Percent (50%) of a particular distribution, DMB shall instead be entitled to receive a percentage equal to the sum of (a) Fifty Percent (50%) plus (b) .625 times the Percentage Adjustment. The remainder of such distribution shall be payable to Subordinated Lender.

              6.9.6 Subsequent Cash Outlays. If thereafter further Current Cash Outlays arise, then the otherwise applicable provisions of this Agreement shall continue to apply without regard to any Percentage Adjustment. For purposes of the Waterfall, however, but not for purposes of future Capital Contributions or Subordinated Loan Advances, the Percentage Adjustments shall be recalculated from time to time based on total funds advanced from time to time by DMB and Subordinated Lender. Any Percentage Adjustment shall not decrease the obligations of Subordinated Lender under this Agreement, to the extent they exist under this Agreement, to make Subordinated Loan Advances or increase the amount of any Subordinated Loan Advance.

              6.9.7 Acknowledgment by Parties. Borrower and Subordinated Lender acknowledge that although the Percentage Adjustment mechanism may cause substantial changes in the distribution of Borrower Cash pursuant to the Waterfall, such changes are reasonable, necessary and appropriate to fully compensate DMB for the incremental risk assumed by DMB as a result of making extra Capital Contributions to cover any Subordinated Lender Shortfall. The Percentage Adjustment mechanism was fully negotiated between the parties and Subordinated Lender acknowledges that Borrower would not have entered into this Agreement in the absence of such Percentage Adjustment mechanism.

         6.10 Withdrawing Member. Notwithstanding anything to the contrary in Section 6.10.3 of the Borrower Operating Agreement, any transfer of a Withdrawing Member's Membership Interest to a third party shall require Subordinated Lender's approval.

         6.11 Copies of Notices. Any Member that sends a notice pursuant to Section 10.3 of the Borrower Operating Agreement shall at the same time and by the same means send a copy of such notice to Subordinated Lender.

         6.12 Other DMB Entities. The Other DMB Entities shall be adequately capitalized. DMB shall operate the Other DMB Entities as separate entity(ies) and in compliance with the Subsidiary Structuring Covenants.


7        BORROWER'S SUBSIDIARIES.

         7.1  Loan Obligations.  Each Subsidiary shall:

              7.1.1 Borrower's Loan Obligations. Perform and comply with all obligations under this Agreement; and

              7.1.2 Transfer Funds. By the close of the business day following receipt, transfer to Borrower all Net Proceeds from Sales or Refinancings. Each Subsidiary on the business day before every Payment Date shall distribute to Borrower all other Borrower Cash held by such Subsidiary, except the Subsidiary Cash Reserve.

         7.2 Structuring. Each and every Subsidiary shall comply with the following (the "Subsidiary Structuring Conditions"):

              7.2.1 Structure. Each Subsidiary shall comply with the definition of "Subsidiary" set forth in this Agreement;

              7.2.2 Legally Separate. Remain a legally separate entity, independent of Borrower. Without limiting the generality of the foregoing, and, without limiting the foregoing, take such actions as shall be reasonably required in order that:

                   (i) Shared Expenses. No Subsidiary shall incur any material indirect or overhead expenses for items shared between such Subsidiary and other Subsidiaries and/or Borrower, other than shared items of expenses such as legal, auditing and other professional services, all of which shall be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Borrower shall pay all expenses owing by such Subsidiary or Borrower relating to the preparation, negotiation, execution and delivery of the Loan Documents (and any amendments, modifications or supplements thereto), including, without limitation, legal, commitment, agency and other fees.

                   (ii) Accounting and Management of Liabilities. Each Subsidiary shall account for and manage its liabilities separately from those of Borrower and every other Subsidiary, including payment of all payroll and administrative expenses and taxes (other than taxes that are determined or required to be determined on a consolidated or combined basis) from its own assets.

                   (iii) Corporate Records. Each Subsidiary shall maintain corporate records, books of account and stationery separate from those of Borrower and every other Subsidiary.

                   (iv) Assets. Each Subsidiary's assets shall be maintained in a manner that facilitates their identification and segregation from those of Borrower or any other Subsidiary.

                   (v) Transaction Terms. Any transaction between a Subsidiary and Borrower or any other Subsidiary shall be the type of transaction that would be entered into by a prudent Person in the position of such Subsidiary and shall be on terms that are at least as favorable as may be obtained from a Person that is not Borrower or any other Subsidiary (it being understood and agreed that the transactions contemplated in the Loan Documents and approved by the Subordinated Lender meet the requirements of this clause).

                   (vi) Debts. Except to the extent specified by the Loan Documents and to the extent required by law, no Subsidiary shall be, nor shall it hold itself out to be, responsible for the debts of Borrower or any other Subsidiary.

                   (vii) Management. No Subsidiary shall participate in remediation, disposition, or other activity related to the management of any other entity;

                   (viii) Collateral. No Subsidiary shall provide any of its assets as collateral for the benefit of any other Subsidiary or Borrower; nor shall any Subsidiary allow any lien to be taken on any of its assets for the benefit of any other Subsidiary or Borrower.

              7.2.3 Independent Director. Have at least one independent director, whose affirmative vote shall be required for the Subsidiary to voluntarily commence any Bankruptcy Proceeding;

              7.2.4 Use of Funds. Use its funds solely for its own corporate purposes, and use only its own funds (including contributed capital and loan proceeds) for such purposes, and maintain its own separate bank accounts and employment relationships;

              7.2.5 Dealings With Affiliates. Deal with Borrower, DMB and Borrower's Affiliates solely on an arm's length basis, and provide services to and obtain services from (and transact any other business with) any such Affiliates based only on written agreements in its own name; and

              7.2.6 Subsidiary Cash Reserve. Maintain a cash reserve equal to the Subsidiary Cash Reserve.

         7.3 Conduct of Business. Borrower shall not enter into contracts relating to any Property(ies), or otherwise conduct business relating to any Property(ies), in Borrower's name. Any such contracts shall be entered into, and business shall be conducted, solely by the applicable Subsidiary, and only in its own name.


8        REPRESENTATIONS AND WARRANTIES.

         Borrower and DMB each represents and warrants as follows as of the Closing Date and as of the date of each Subordinated Loan Advance:

         8.1 Loan Applications. All Loan Applications reflect the best information reasonably available to Borrower at the time of preparation of such Loan Applications. To the best of Borrower's and DMB's knowledge, no Loan Application omits any information necessary to make such Loan Application, or any component thereof, not materially misleading. Except as disclosed with particularity and specificity in a Loan Application, such Loan Application complies with all the Loan Criteria.

         8.2 Operating Agreements. The Operating Agreements are in full force and effect and have not been amended, modified or waived. No Member is in default under either Operating Agreement. No notice of any such default has been given or received. All representations and warranties in Article 8 of the Borrower Operating Agreement are true and correct.

         8.3 Subsidiaries. Each Subsidiary complies with the definition of the term "Subsidiary."

         8.4  Qualification, Etc.  Borrower and/or Subsidiary as required:
(i) is authorized to do business in all jurisdictions in which qualification is necessary, (ii) has all requisite power and authority to own its property and conduct its business as conducted and as contemplated hereunder and to enter into and perform its obligations under this Agreement and all other documents and instruments contemplated hereby, and (iii) holds all material licenses, certificates and permits from all governmental authorities necessary for the conduct of business as contemplated hereby.

         8.5 Authorization and Enforceability. The execution and delivery of the Subordinated Loan Documents, and the performance of all obligations hereunder and thereunder, and Borrower's making of any Approved Investments,
(i) have been duly authorized by all necessary action of Borrower and Subsidiary as required, and (ii) do not and shall not require any consent or approval of, notice to or any action by, any person or, if required, such consents or approvals have been obtained in writing and delivered to Subordinated Lender at closing. The Subordinated Loan Documents, when executed and delivered, shall (and to the extent already executed and delivered, do) constitute legal, valid and binding obligations of Borrower and Subsidiary as required, enforceable against Borrower and Subsidiary as required in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         8.6 No Material Litigation. No material litigation affecting Borrower, DMB or any Subsidiary is pending, or to the knowledge of Borrower or any Subsidiary presently threatened, at law or in equity, or before or by any tribunal of any kind, including any federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

         8.7 Compliance with Law. No DMB Party is in violation of or in default under any applicable Law affecting any Approved Property, except to the extent that a valid PPA (or conditional Clearance) has been obtained that specifically allows such activity. To the best of the DMB Parties' knowledge no DMB Party is in violation or default under any order, writ, injunction, demand or decree of any court or any other Governmental Authority. No DMB Party is in violation or default in any material respect under any indenture, agreement or other instrument to which it is a party or by which its properties are bound.

         8.8 No Conflict. The DMB Parties' execution and delivery of the Subordinated Loan Documents, and performance of their obligations thereunder:
(i) do not and shall not violate or result in a breach of, or constitute a default under, or conflict with, or cause any acceleration of, any obligation with respect to any provision or restriction of any indenture, deed of trust, document, agreement or instrument to which any DMB Party is a party or by which it or its property may be bound; (ii) do not and shall not violate (A) the charter document or by-laws of any DMB Party or (B) any provision of applicable law, regulation or order, including the provisions of any federal or state tax or securities laws and any applicable rule, regulation, order, writ, injunction or decree of any Governmental Authority; or (iii) result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any property or assets of Borrower or any Subsidiary.

         8.9 Ownership. Each Subsidiary is the sole owner and holder of its Approved Property, subject only to matters approved by Subordinated Lender. There are no security interests, liens or other encumbrances securing the payment of money affecting any Approved Property, other than in favor of Senior Lender.

         8.10 Place of Business. Borrower's principal place of business is located at its address listed in the opening paragraph of this Agreement. Borrower keeps its books and records at such address.

         8.11 Financial Statements. All financial statements that any DMB Party has submitted to Subordinated Lender or submits to Subordinated Lender after the Closing Date were or shall be (as applicable) true and correct in all material respects and as of the respective dates of such financial statements, fairly present the respective financial conditions and results of operations of the entities to which they, including notes thereto, relate, as of the dates indicated and the results of operations and changes in financial position, if any, for the periods therein specified, and are correct and complete. All such financial statements were prepared in accordance with proper accounting practices. Except as disclosed in writing to Subordinated Lender, after the respective dates of such financial statements and information, the applicable DMB Party has not incurred any material liabilities or obligations, direct or contingent (including any DMB Affiliated Financing), or entered into any material transactions not in the ordinary course of business, nor has there occurred any event that would have a Material Adverse Effect, or any development involving a prospective event that would have a Material Adverse Effect, in the condition (financial or otherwise), business prospects, net worth or results of operations of such DMB Party. No DMB Party is the subject of any Bankruptcy Proceeding. (The preceding sentence shall not be deemed to have been breached as to a future Bankruptcy Proceeding affecting Cleanup Contractor or a Good Faith Guarantor if the period permitted under this Agreement for replacement of such Person has not expired.)

         8.12 Accurate and Complete. This Agreement and all deliveries in connection with or in furtherance of this Agreement and the Subordinated Loan, to Borrower's and each Subsidiary's best knowledge, fully and fairly state(d) the matters with which they purported to deal, and neither knowingly misstated any material fact nor, separately or in the aggregate, omitted or failed to state any material fact necessary to make the statements made therein not misleading.

         8.13 No Fraud. No fraud by any DMB Party or its Affiliate has occurred in the negotiation of this Agreement or other documents related to the consummation of the transactions contemplated by this Agreement.

         8.14 ERISA. Borrower is not a party to (or subject to any claim or lien by reason of) any employee benefit plan defined and regulated under the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

         8.15 No Contracts. Except as fully identified in the applicable approved Loan Application, neither Borrower, nor any Subsidiary, owns or holds, or is obligated under or a party to, any purchase option, right of first refusal to purchase or any other contractual right to purchase, acquire, sell, assign or dispose of any Approved Property or any portion thereof, other than contracts approved by Subordinated Lender pursuant to Loan Applications or otherwise.

         8.16 GMP Agreements. Every GMP Agreement has been duly authorized and executed by all parties thereto; is in full force and effect; and has not been amended or waived. No party is in default under any such agreement.

         8.17 Margin Regulations. Borrower does not own any "margin security," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Subordinated Loan shall be used only for the purposes contemplated hereunder. The Subordinated Loan shall not be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any margin security or for any other purpose that might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations G,T, U or X of the Federal Reserve Board. Borrower and the Subsidiaries shall not take or permit any agent acting on its behalf to take any action that might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

         8.18  Taxes; Elections.   All federal, state and local tax returns,
reports and statements required to be filed by Borrower and/or any Subsidiary have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all taxes and other impositions shown to be due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof. No DMB Party has granted or been requested to grant a waiver of any statute of limitations relating to the payment of federal, state or local taxes.

         8.19 Opinion(s) of Counsel. Borrower represents and warrants that it has authorized and requested its counsel to prepare and deliver an opinion letter(s) to Subordinated Lender, which Subordinated Lender is entitled to rely on, with respect to the matters contemplated by this Agreement or as otherwise addressed in any such opinion letter. Borrower acknowledges that (a) the preparation of such an opinion constitutes, or might be construed to constitute, representation of Subordinated Lender by Borrower's counsel and that such representation is in conflict with such counsel's representation of Borrower and that such representation might result in a loss of confidentiality with respect to information and knowledge of or about
Borrower and (b) the consequences of any loss of confidentiality as a result of the preparation and delivery of such an opinion have been fully disclosed to it. Borrower hereby waives its attorney-client privilege with respect to the limited matters set forth in such opinion letter.

         8.20 No Default. Borrower is not in default under any Subordinated Loan Document, nor has any event occurred that would, with the passage of time or the giving of notice, constitute an Event of Default.


9        REMEDIES.

         Upon the occurrence of any Event of Default, Subordinated Lender shall have the following rights and remedies, all of which shall be cumulative and may be exercised (and the exercise of which may be suspended without prejudice) from time to time in Subordinated Lender's sole and absolute discretion.

         9.1 Termination of Advances. Subordinated Lender shall have no further obligation to make any Subordinated Loan Advances.

         9.2 Default Interest. To the extent that the amount thereof has been determined, any Subordinated Loan Interest not paid when due and payable under the Waterfall shall bear interest at the Default Rate.

         9.3  Loan Termination Option.

              9.3.1  Definitions.  The following definitions shall apply:

                   (i) "Hypothetical Distribution" means the payment of the entire Borrower Cash that would result from a hypothetical all-cash liquidation of the Hypothetically Liquidated Assets, at the Hypothetical Value, in accordance with the Waterfall.

                   (ii) "Hypothetical Liquidation Notice" means a written notice from Subordinated Lender to Borrower pursuant to which Subordinated Lender designates the Hypothetically Liquidated Assets and the Hypothetical Value.

                   (iii) "Hypothetical Value" means the fair market value of the Hypothetically Liquidated Assets as specified by Subordinated Lender in its sole discretion.

                   (iv) "Hypothetically Liquidated Assets" means all of Borrower's assets (including the proceeds of any sale or disposition of any such assets between the Valuation Date and the closing) or such assets as may be designated by Subordinated Lender in its sole discretion in the Hypothetical Liquidation Notice.

                   (v) "Valuation Date" means the date that Subordinated Lender transmits the Hypothetical Liquidation Notice.

              9.3.2 Required Election. Subordinated Lender may deliver a Hypothetical Liquidation Notice to Borrower. Within thirty (30) days after Subordinated Lender's notice of the Hypothetical Liquidation Notice becomes effective pursuant to this Agreement, Borrower shall elect by notice to Subordinated Lender (the "Borrower's Buy/Sell Election") to either:

                   (i) Payment of Loan Option. Pay Subordinated Lender, in full satisfaction of the Subordinated Loan, an amount equal to the Hypothetical Distribution that Subordinated Lender would receive, pursuant to the Waterfall, if the Hypothetically Liquidated Assets were liquidated at a cash liquidation price equal to the Hypothetical Value, plus interest thereon at the Interest Rate from the Valuation Date to the date of payment, and simultaneously repay to Senior Lender the entire Senior Loan (the "Payment of Loan Option"); or

                   (ii) Buyout of Borrower. Transfer, convey and assign to Subordinated Lender all the Hypothetically Liquidated Assets, subject to the Senior Loan Documents and all liens arising thereunder, in exchange for payment by Subordinated Lender of an amount equal to the Hypothetical Distribution that Borrower would receive if the Hypothetically Liquidated Assets were liquidated at a cash liquidation price equal to the Hypothetical Value and the proceeds distributed pursuant to the Waterfall (the "Borrower Buyout Option").

              9.3.3 Failure to Elect. If Borrower fails to timely deliver a Borrower's Buy/Sell Election, then for a period of thirty days thereafter Subordinated Lender shall have the right to elect, by notice to Borrower, to withdraw the Hypothetical Liquidation Notice or to deem Borrower to have elected, at Subordinated Lender's option, either the Payment of Loan Option or the Borrower Buyout Option.

              9.3.4  Timing.

                   (i) Payment of Loan Closing. If Borrower elects (or is deemed to have elected) the Payment of Loan Option, then the closing of such transaction (the "Payment of Loan Closing") shall occur within sixty (60) days after the date Borrower gave Subordinated Lender the Borrower's Buy/Sell Election. If Borrower's Event of Default based on which Subordinated
Lender delivered a Hypothetical Liquidation Notice was nonmonetary and arose from acts or omissions of Borrower that did not involve fraud, misappropriation or criminal acts, the foregoing sixty-day period shall be extended: (a) by an additional sixty (60) days; and (b) by a further sixty
(60) days if, within 120 days after the date Borrower gave Subordinated Lender the Borrower's Buy/Sell Election, Borrower shall have delivered to Subordinated Lender written evidence, satisfactory to Subordinated Lender, that Borrower has arranged: (a) noncontingent financing for at least 100% of the total payments to be made by Borrower to any Lender at the Payment of Loan Closing, which financing shall have been obtained from either or both
(i) an institutional lender (including a conduit lending program) or (ii) a Person having a net worth of at least One Hundred Million Dollars ($100,000,000), provided that in either case in Subordinated Lender's reasonable judgment such lender or other Person is credible, reputable, and highly likely to perform its obligations; and/or (b) available cash equity
(as evidenced by a letter of credit and/or other similar assurances satisfactory to Subordinated Lender in its reasonable judgment).

                   (ii) Borrower Buyout Closing. If Borrower elects (or is deemed to have elected) the Buyout of Borrower Option, then the closing of such transaction shall occur within ten (10) days after the date of such election (the "Borrower Buyout Closing").

              9.3.5 Remedies. If Borrower elects (or is deemed to have elected) the Payment of Loan Option and fails to close when required, then:
(a) Borrower shall be automatically deemed to have elected the Borrower Buyout Option, but any Hypothetical Distributions otherwise payable to Borrower shall be reduced by ten percent (10%) to reasonably compensate Subordinated Lender for the incremental delay, cost, and exposure to risk resulting from Borrower's default (which ten percent (10%) reduction the parties acknowledge constitutes a reasonable estimate of the damage to be suffered by Subordinated Lender on account of such default, which damage the parties acknowledge would otherwise be difficult or impossible to estimate); or, at Subordinated Lender's option, (b) Subordinated Lender may withdraw the Hypothetical Liquidation Notice and exercise any and all other rights and remedies available to Subordinated Lender.

              9.3.6 Effect. From and after the Payment of Loan Closing or Borrower Buyout Closing, as applicable, the Subordinated Loan shall be deemed to have been paid in full, and neither Borrower nor Subordinated Lender shall have any further obligations under this Subordinated Loan Agreement, other than as to any indemnities against claims made by third parties.

              9.3.7 Other Distributions. A final distribution of Cash Flow, in accordance with the Waterfall, shall be made immediately prior to the Payment of Loan Closing or Borrower Buyout Closing, as applicable. To the extent that after the Valuation Date Borrower disposes of any assets and receives Net Proceeds from Sales or Refinancings, such proceeds shall be held and not distributed by Borrower until after the Payment of Loan Closing or Borrower Buyout Closing, as applicable.

         9.4 Cure. Subordinated Lender may advance such sums as may be appropriate in Subordinated Lender's judgment to cure the Event of Default. All such advances shall be deemed Subordinated Loan Advances and shall be repayable upon demand together with Default Interest, directly as a first-priority application of Borrower Cash under the Borrower Operating Agreement and the Waterfall.

         9.5 Completion of Remediation. Subordinated Lender may engage third-party environmental contractor(s) to complete any Remediation not completed, and may complete any Development not completed. Remediation shall be completed in substantially the manner contemplated by the applicable Loan Application or in such other manner as such third-party environmental contractor(s) shall recommend. Development shall be completed in such manner as Subordinated Lender shall reasonably determine. Subordinated Lender may pay, settle or compromise all existing bills and claims relating to any Remediation or Development. Subordinated Lender's third-party environmental contractor(s) may execute all applications and certificates in the name of Borrower that may be required by Law with respect to any Remediation or Development. Borrower hereby grants Subordinated Lender and its third-party environmental contractor(s) a power of attorney for purposes of the foregoing. This power of attorney shall be deemed to be a power coupled with an interest, which cannot be revoked. All sums expended by Subordinated Lender pursuant to this paragraph shall be deemed expenditures made to cure Borrower's Event of Default.

         9.6 Management. Subordinated Lender shall have the right, but not the obligation, to require DMB to delegate any or all of its management rights and responsibilities under the Borrower Operating Agreement to any replacement manager designated and directed by Subordinated Lender.

         9.7 Costs of Collection. Borrower shall reimburse all costs of collection and enforcement incurred by Subordinated Lender, whether or not suit is brought, including all courts costs and reasonable attorneys' fees.


10       EXCLUSIVITY.

         10.1 Subordinated Lender's New Loan Opportunities. To the extent that Subordinated Lender or the Principal Transactions Group of Credit Suisse First Boston (the "Principal Transactions Group") becomes aware of any New
Loan Opportunity (but excluding (a) one-time or occasional opportunity(ies) brought to either of them by third-party customer(s) or client(s) (but not broker(s)) for the purpose of possibly investing in, or providing financing for, such opportunity; and (b) an opportunity to invest in, or provide financing for, any Environmentally Contaminated property that is part of a pool of properties, which pool is not categorically identified as environmentally distressed or having environmental issues), Subordinated Lender shall exercise reasonable efforts to refer any such New Loan Opportunity to Borrower, provided that none of the following conditions exists: (a) a New
Loan Termination; (b) an Event of Default; (c) any material Potential
Default; or (d) the occurrence of August 31, 1998. The making of a loan secured by Environmentally Contaminated real property with a return that does not depend on cash flow, appreciation, or profitability would not be deemed a breach of the preceding sentence. If Borrower determines not to pursue any such New Loan Opportunity referred by Subordinated Lender, then Borrower shall not pursue such New Loan Opportunity and shall preserve the confidentiality of such New Loan Opportunity, Borrower shall not disclose it to third parties, and Subordinated Lender and the Principal Transactions
Group shall be free to pursue it with any other party(ies). Any New Loan Opportunity referred to Borrower pursuant to this paragraph and pursued by Borrower shall be subject to the same terms, conditions and procedures set forth in this Agreement with respect to any Property.

         10.2  Subordinated Lender Exclusivity.    If at any time on or
before August 31, 1998, Andrew Stone ceases to be a senior officer of the Principal Transactions Group, then Subordinated Lender shall promptly so notify Borrower. In that case, unless a New Loan Termination has occurred, Subordinated Lender shall either: (a) agree that from and after such date Subordinated Lender shall not become involved (whether as an equity investor or as a lender with a "participation" interest in net cash flow or appreciation) in any new ventures (in which Subordinated Lender did not previously participate) to invest in or remediate Environmentally Contaminated real property (but the making of a secured loan with a return that does not depend on cash flow, appreciation, or profitability would not be deemed a breach of the foregoing restriction); or (b) offer Borrower a one-time opportunity to implement a New Loan Termination. If Subordinated Lender exercises option "b," then within fifteen (15) days after receipt of Subordinated Lender's notice, Borrower shall have the right to elect to implement a New Loan Termination. If Borrower so elects within such period, then the parties shall take all actions reasonably necessary to implement a New Loan Termination in accordance with this Agreement. If Borrower fails to so elect, then Borrower's right to make such election shall expire, and Subordinated Lender shall not be bound by the agreement described in the preceding clause "a."

         10.3 Other Environmentally Contaminated Real Property. So long as no New Loan Termination has occurred, neither any DMB Party nor any Affiliate of a DMB Party shall, at any time before September 1, 1998, participate in any opportunity to invest as an equity owner in, or provide financing for, any Property or Mortgage Acquisition that would otherwise constitute a New Loan Opportunity (not including third-party Remediation work on a bona fide fee-for-service basis) unless either (a) Subordinated Lender has confirmed in writing that such Property or Mortgage Acquisition is not appropriate for Borrower to pursue; or (b) Subordinated Lender has disapproved, or been deemed to have disapproved, a Loan Application relating to such Property or Mortgage Acquisition. If "a" or "b" has occurred as to a New Loan Opportunity presented by Borrower, then Borrower shall be free to pursue such New Loan Opportunity free of any claim by Subordinated Lender and Subordinated Lender shall not pursue any such New Loan Opportunity referred by Borrower and shall preserve the confidentiality of such New Loan Opportunity, Subordinated Lender shall not disclose it to third parties, and Borrower and DMB shall be free to pursue it with any other party(ies). Any New Loan Opportunity referred to Subordinated Lender pursuant to this paragraph and pursued by Borrower shall be subject to the same terms, conditions and procedures set forth in this Agreement with respect to any Property. Nothing in this paragraph shall restrict any party's activities with respect to a Property as to which Subordinated Lender has rejected
(or deemed to have rejected) a Loan Application.


11       MISCELLANEOUS.

         11.1 Subordinated Lender's Approval. Wherever this Agreement refers to Subordinated Lender's approval or consent as to any matter, such reference shall mean Subordinated Lender's prior written approval or consent to such matter, which approval or consent Subordinated Lender may withhold for any reason or no reason (and Subordinated Lender shall accordingly have no obligation to be "reasonable"), except where expressly stated otherwise in this Agreement. Without limiting the generality of the foregoing, Subordinated Lender may disapprove any matter (other than any matter consistent with an approved Loan Application) that would or could lead to a Cash Outlay if Subordinated Lender has determined, in its sole and unreviewable discretion, that Subordinated Lender no longer desires to make Subordinated Loan Advances. Under no circumstances shall Subordinated Lender be under any obligation to approve, or not to unreasonably disapprove, any matter, except where expressly so provided in this Agreement. To the extent that Subordinated Lender has the right under this Agreement to approve, consent to, or withhold approval or consent to, any matter, which matter has been approved or consented to by Senior Lender in writing, Subordinated
Lender shall be bound by Senior Lender's approval and may not disapprove such matter for purposes of this Agreement.

         11.2 Status of Subordinated Lender. Unless Subordinated Lender elects otherwise, Subordinated Lender shall not exercise any of its rights or remedies under this Agreement in any way that would or could cause Subordinated Lender to be a Sponsor of any Remediation.

         11.3 Affiliation with Senior Lender. Borrower acknowledges that Subordinated Lender and Senior Lender are Affiliates. Notwithstanding such affiliation, Subordinated Lender's rights, remedies and obligations under this Agreement, and Subordinated Lender's exercise and performance thereof, shall at all times be determined and interpreted as if no affiliation existed between Subordinated Lender and Senior Lender. The preceding shall not be deemed to impose any obligation on Subordinated Lender, or to limit or restrict in any way Subordinated Lender's exercise of its rights and remedies under the Subordinated Loan Documents. Subordinated Lender shall have no obligation to require Senior Lender to act or not act in any particular manner, and no liability, directly or indirectly, on account of any acts or omissions of Senior Lender.

         11.4 Borrower's Waiver of Claims. Borrower waives, releases, and agrees not to sue upon, any claim against Subordinated Lender (whether sounding in tort or otherwise), except a claim based upon breach of this Agreement, gross negligence, willful misconduct, or knowing violations of law. Whether or not such damages are related to a claim that is subject to the waiver effected above, and whether or not such waiver is effective, Subordinated Lender shall have no liability with respect to (and Borrower waives, releases, and agrees not to sue upon any claim for) any special, indirect, consequential, or punitive damages that Borrower suffers in connection with, arising out of, or in any way related to, (a) the transactions contemplated or the relationship established by this Agreement or any of the other Subordinated Loan Documents, or (b) any act, omission, or event occurring in connection with such transactions or relationship or otherwise, unless a binding, final judgment of a court determines that such damages resulted from breach of this Agreement, gross negligence, willful misconduct or knowing violations of law.

         11.5 Subordinated Lender's Waiver of Claims. Subordinated Lender waives, releases, and agrees not to sue upon, any claim against Borrower, any Subsidiary, or any of the Good Faith Guarantors (whether sounding in tort or otherwise), except a claim based upon breach of any of the Subordinated Loan Documents, gross negligence, willful misconduct, fraud, or knowing violations of law. Whether or not such damages are related to a claim that is subject to the waiver effected above, and whether or not such waiver is effective, Borrower shall have no liability with respect to (and Subordinated Lender waives, releases, and agrees not to sue upon any claim for) any special, indirect, consequential, or punitive damages that Subordinated Lender suffers in connection with, arising out of, or in any way related to, (a) the transactions contemplated or the relationship established by this Agreement or any of the other Subordinated Loan Documents, or (b) any act, omission, or event occurring in connection with such transactions or relationship or otherwise, unless a binding, final judgment of a court determines that such damages resulted from breach of this Agreement, gross negligence, willful misconduct, fraud or knowing violations of law.

         11.6 Usury; Maximum Rate. Notwithstanding anything to the contrary in any Subordinated Loan Document, Borrower and Subordinated Lender agree that all agreements among them under any Subordinated Loan Documents are limited expressly so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, for the use, forbearance, or detention of the money loaned to Borrower constituting the Subordinated Loan, or for the performance or payment of any covenant or obligation contained in any of the Subordinated Loan Documents, exceed the Highest Lawful Rate. If, due to any circumstance whatsoever, fulfillment of any provision of any Subordinated Loan Document (at the time performance of such provision is due) exceeds the maximum amount of interest permitted by applicable law, then, automatically, the obligation shall be modified or reduced so as to limit such interest to the maximum amount permitted by applicable law. If at any time no Highest Lawful Rate exists, then this paragraph shall be of no force or effect. Borrower acknowledges that because the total anticipated amount of the Subordinated Loan Advances would exceed $2,500,000, the Subordinated Loan is not subject to any usury restrictions under New York law.

         11.7 Relationship of Parties. The relationship between Borrower and Subordinated Lender is that of borrower and lender only. Neither Borrower nor Subordinated Lender is, nor shall either hold itself out to be, the agent, employee, joint venturer, or partner of the other. Subordinated Lender is not a partner, member, or agent of Borrower. Subordinated Lender does not have, and shall not be deemed to have, any fiduciary relationship with Borrower or fiduciary obligations to Borrower. Nothing in this paragraph shall be deemed or construed to limit any of Borrower's obligations to Subordinated Lender.

         11.8 Further Assurances. Each party shall take such further actions as shall be reasonably necessary from time to time to implement and effectuate the intentions of the parties as expressed in this Agreement.

         11.9 Separability. If all or any portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

         11.10 Notices. All notices or other communications required or permitted under this Agreement shall be given by personal delivery or by Federal Express or other nationally recognized overnight courier service. Notices shall be effective when actually received or when delivery has been unsuccessfully attempted twice as evidenced by a certificate by the third-party delivery service. The parties' addresses are as set forth in the opening paragraph of this Agreement. Each party may change its address to another address within the United States by notice in accordance with this paragraph.
A copy of any notice shall be delivered at the same time, and by the same means, to the recipient's attorneys, at the following addresses (or any subsequent address designated by notice in accordance with this paragraph).

              11.10.1 Borrower. Graham & James, 885 Third Avenue, 24th Floor, New York, New York 10022-4802, Attention: Michael Zukerman, Esq. and Koren Blair, Esq.

              11.10.2 Subordinated Lender. Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022-4802, Attention: Geoff Hurley, Esq., and Joshua Stein, Esq.

         11.11 Authority of Attorneys. Any written notice, consent, waiver, or extension of time given by an attorney actually representing a party to this Agreement shall be effective as if given by such party.

         11.12 Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the laws of the State of New York notwithstanding the location of any Approved Property. Terms such as "including," "include," and "such as," shall be interpreted in each case as if followed by the words "without limitation" unless the context clearly requires otherwise. Words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders. If a word is defined in the singular, the same definition (modified to refer to the plural) shall be deemed to apply when such word is used in the plural, and vice versa. All Exhibits and Schedules attached to this Agreement are hereby incorporated by reference and made a part of this Agreement as if set forth in full in the text of this Agreement. Wherever any party's consent is not to be unreasonably withheld, such consent shall not be unreasonably delayed or conditioned.

         11.13 Amendments. This Agreement may be amended, discharged or terminated only by a written instrument executed by Borrower and Subordinated Lender.

         11.14 Successors and Assigns. This Agreement shall bind and benefit the parties and their successors, assigns, and legal representatives.

         11.15 Assignment by Subordinated Lender. Subordinated Lender shall be free at any time or from time to time to: (a) assign the Subordinated Loan Documents to any Person wholly owned by Credit Suisse First Boston, whether completely or only as they relate to any specific Approved Property(ies); and/or (b) provided that Subordinated Lender continues to remain "lead" lender, allow other Persons to participate in the Subordinated Loan as participants. In addition, if Subordinated Lender obtains Borrower's consent, which consent shall not be unreasonably withheld or delayed, then Subordinated Lender may freely assign the Subordinated Loan Documents in whole or in part to any Person. If Subordinated Lender from time to time desires to make any assignment in compliance with this paragraph, complete or partial, then Borrower shall provide such certificates, deliveries, and other documents as Subordinated Lender shall reasonably require in connection therewith, including amendments to the Subordinated Loan Documents to sever the Subordinated Loan Documents as to particular Approved Property(ies) or into two or more separate loans with multiple priorities, as requested by Subordinated Lender, or as otherwise reasonably requested by Subordinated Lender to facilitate any such transfer or assignment, provided that the foregoing shall not increase Borrower's aggregate obligations. Borrower shall have no obligation to reimburse any costs or expenses, including attorneys' fees, incurred by Subordinated Lender as a result of the foregoing. To the extent that any actual or potential assignee of the Loan or an interest therein incurs any expenses (such as attorneys' and consultants' fees, "due diligence" costs, and other transaction costs), which expenses would not have been incurred but for such actual or potential assignment, Borrower shall have no obligation to pay or contribute to such expenses.

         11.16 Survival. All obligations, covenants, and indemnities made by Borrower in this Agreement shall survive repayment of the Subordinated Loan and all Subordinated Loan Interest.

         11.17 Jury Trial Waiver. The parties waive jury trial in any dispute related to arising from the Subordinated Loan Documents or the Subordinated Loan, and in any action to enforce the Subordinated Loan Documents or the Subordinated Loan.

         11.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute a single agreement.

         11.19 Subordinated Lender Waivers. Subordinated Lender may at any time and from time to time waive one or more of the conditions of this Agreement but any such waiver shall be deemed to have been made pursuant to and not in modification of this Agreement. Any such waiver in any one instance or under any particular circumstance shall not be considered a waiver of any such condition in any other instance or under any other circumstance.

         IN WITNESS WHEREOF, Borrower, Subordinated Lender, and DMB have executed this Agreement as of the Closing Date.

SUBORDINATED LENDER                            BORROWER

GREENFIELDS FUNDING CORP.                      DMB/REMEDIATION LLC


By:    Alan Baum                               By:    Bruce S. Reshen
       ______________________                         _____________________
Name:  Alan Baum                               Name:  Bruce S. Reshen
Title: President                               Title: President


DMB

DAMES & MOORE / BROOKHILL,
L.L.C.

     By:  DAMES & MOORE
          VENTURES


          By:    Alan Krusi
                 ________________________
          Name:  Alan Krusi
          Title: President

     By:  BROOKHILL
          HOLDINGS E-I, L.L.C.


          By:    Ronald B. Bruder
                 ________________________
          Name:  Ronald B. Bruder
          Title: President

Subordinated Lender is an intended third-party beneficiary of Sections 6.1.2 and 6.1.3 of the DMB Operating Agreement, and entitled to enforce such Sections directly against the undersigned.

DAMES & MOORE, INC.                    BROOKHILL CAPITAL RESOURCES
                                       INC.

By:    Mark A. Snell                   By:    Ronald B. Bruder
       _______________________                _________________________
Name:  Mark A. Snell                   Name:  Ronald B. Bruder
Title: Chief Financial Officer         Title: President

                         INDEX OF DEFINED TERMS

    Administrative Expense Disbursements . . . . . . . . . . . . . . 2
    Administrative Expenses. . . . . . . . . . . . . . . . . . . . . 2
    Administrative Expenses Budget . . . . . . . . . . . . . . . . . 2
    Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Approved Investment. . . . . . . . . . . . . . . . . . . . . . . 2
    Approved Property. . . . . . . . . . . . . . . . . . . . . . . . 3
    Bankruptcy Proceeding. . . . . . . . . . . . . . . . . . . . . . 3
    Basic Return Disbursements . . . . . . . . . . . . . . . . . . . 3
    Basic Subordinated Loan Interest . . . . . . . . . . . . . . . .21
    Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Borrower Buyout Option . . . . . . . . . . . . . . . . . . . . .46
    Borrower Cash. . . . . . . . . . . . . . . . . . . . . . . . . . 3
    Borrower Operating Agreement . . . . . . . . . . . . . . . . . . 1
    Borrower's Buy/Sell Election . . . . . . . . . . . . . . . . . .45
    Buyout Closing . . . . . . . . . . . . . . . . . . . . . . . . .46
    Cash Equivalent. . . . . . . . . . . . . . . . . . . . . . . . . 3
    Cash Flow. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    Cash Outlay. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    Certificate of Approval. . . . . . . . . . . . . . . . . . . . . 9
    Cleanup Contractor . . . . . . . . . . . . . . . . . . . . . . . 4
    Clearance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Contingent Subordinated Loan Interest. . . . . . . . . . . . . .22
    Cure Period. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    Current Cash Outlay. . . . . . . . . . . . . . . . . . . . . . . 4
    Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    Default Interest . . . . . . . . . . . . . . . . . . . . . . . . 5
    Develop. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    Disbursement Request . . . . . . . . . . . . . . . . . . . . . . 5
    DMB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    DMB Affiliated Financing . . . . . . . . . . . . . . . . . . . . 5
    DMB Operating Agreement. . . . . . . . . . . . . . . . . . . . . 1
    DMB Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    DMB Shortfall. . . . . . . . . . . . . . . . . . . . . . . . . .36
    Environmental Claim. . . . . . . . . . . . . . . . . . . . . . . 6
    Environmental Indemnitors. . . . . . . . . . . . . . . . . . . . 6
    Environmental Insurance Policy . . . . . . . . . . . . . . . . . 6
    Environmental Law. . . . . . . . . . . . . . . . . . . . . . . . 6
    Environmental Risks. . . . . . . . . . . . . . . . . . . . . . . 7
    Environmentally Contaminated . . . . . . . . . . . . . . . . . . 7
    Event of Default . . . . . . . . . . . . . . . . . . . . . . . . 7
    Exit Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    Federal Reserve Board. . . . . . . . . . . . . . . . . . . . . .44
    Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . 9
    Funding Conditions . . . . . . . . . . . . . . . . . . . . . . . 9
    GMP Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .10
    Good Faith Guarantor(s). . . . . . . . . . . . . . . . . . . . .11
    Good Faith Guaranty. . . . . . . . . . . . . . . . . . . . . . .11
    Governmental Approval. . . . . . . . . . . . . . . . . . . . . .11
    Governmental Authority . . . . . . . . . . . . . . . . . . . . .11
    Hard Costs . . . . . . . . . . . . . . . . . . . . . . . . . . .11
    Hazardous Material . . . . . . . . . . . . . . . . . . . . . . .11
    Hazardous Material Activity. . . . . . . . . . . . . . . . . . .11
    Hazardous Material Release . . . . . . . . . . . . . . . . . . .11
    Highest Lawful Rate. . . . . . . . . . . . . . . . . . . . . . .12
    Identifiable Environmental Risks . . . . . . . . . . . . . . . .12
    Identified Environmental Risks . . . . . . . . . . . . . . . . .12
    Include. . . . . . . . . . . . . . . . . . . . . . . . . . .51, 52
    Initial Property Funding . . . . . . . . . . . . . . . . . . . .12
    Initial Property Funding Conditions. . . . . . . . . . . . . . .12
    Interest Holder. . . . . . . . . . . . . . . . . . . . . . . . .33
    Interest Rate. . . . . . . . . . . . . . . . . . . . . . . . . .14
    Latent Environmental Risks . . . . . . . . . . . . . . . . . . .14
    Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
    Leasing Guidelines . . . . . . . . . . . . . . . . . . . . . . .14
    Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
    Liquidating Event. . . . . . . . . . . . . . . . . . . . . . . .14
    Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Loan Agreements. . . . . . . . . . . . . . . . . . . . . . . . .14
    Loan Application . . . . . . . . . . . . . . . . . . . . . . . .14
    Loan Criteria. . . . . . . . . . . . . . . . . . . . . . . . . .24
    Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . .14
    Loan Recovery Shortfall. . . . . . . . . . . . . . . . . . . . .14
    Local Counsel. . . . . . . . . . . . . . . . . . . . . . . . . .15
    Material Adverse Effect. . . . . . . . . . . . . . . . . . . . .15
    Maturity Date. . . . . . . . . . . . . . . . . . . . . . . . . .15
    Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
    Mortgage Acquisition . . . . . . . . . . . . . . . . . . . . . .15
    Net Proceeds from Sales or Refinancings. . . . . . . . . . . . .15
    Net Property Profit. . . . . . . . . . . . . . . . . . . . . . .15
    New Loan Opportunity . . . . . . . . . . . . . . . . . . . . . .16
    New Loan Termination . . . . . . . . . . . . . . . . . . . . . .26
    Operating Agreement Qualifications . . . . . . . . . . . . . . .35
    Operating Agreements . . . . . . . . . . . . . . . . . . . . . .16
    Other DMB Activities . . . . . . . . . . . . . . . . . . . . . .30
    Other DMB Entities . . . . . . . . . . . . . . . . . . . . . . .31
    Out of Balance . . . . . . . . . . . . . . . . . . . . . . . . .16
    Outside Financing. . . . . . . . . . . . . . . . . . . . . . . .16
    Payment Date . . . . . . . . . . . . . . . . . . . . . . . . . .16
    Payment of Loan Option . . . . . . . . . . . . . . . . . . . . .45
    Percentage Adjustment. . . . . . . . . . . . . . . . . . . .37, 38
    Permitted Sponsor. . . . . . . . . . . . . . . . . . . . . . . .16
    Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
    PPA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
    Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Property Shortfall . . . . . . . . . . . . . . . . . . . . . . .22
    Release Shortfall. . . . . . . . . . . . . . . . . . . . . . . .17
    Release Shortfall Advance. . . . . . . . . . . . . . . . . . . .20
    Remediation. . . . . . . . . . . . . . . . . . . . . . . . . . .17
    Reminder Notice. . . . . . . . . . . . . . . . . . . . . . . . .25
    Required Borrower Vote . . . . . . . . . . . . . . . . . . . . .35
    Required Information . . . . . . . . . . . . . . . . . . . . . .23
    Retained Earnings Reserve. . . . . . . . . . . . . . . . . . . .17
    Satisfactory Replacement Cleanup
          Contractor . . . . . . . . . . . . . . . . . . . . . . . .17
    Senior Lender. . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Senior Loan Agreement. . . . . . . . . . . . . . . . . . . . . . 1
    Senior Loan Documents. . . . . . . . . . . . . . . . . . . . . .17
    Senior Loan Payments . . . . . . . . . . . . . . . . . . . . . .17
    Shortfall Adjustment . . . . . . . . . . . . . . . . . . . .36, 38
    Shortfall Adjustment Percentage. . . . . . . . . . . . . . . . .36
    Shortfall Advance. . . . . . . . . . . . . . . . . . . . . .36, 37
    Soft Costs . . . . . . . . . . . . . . . . . . . . . . . . . . .18
    Sponsor. . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
    Subordinated Lender. . . . . . . . . . . . . . . . . . . . . . . 1
    Subordinated Lender Shortfall. . . . . . . . . . . . . . . . . .37
    Subordinated Loan. . . . . . . . . . . . . . . . . . . . . . . . 1
    Subordinated Loan Advance. . . . . . . . . . . . . . . . . .17, 18
    Subordinated Loan Documents. . . . . . . . . . . . . . . . . . .18
    Subordinated Loan Interest . . . . . . . . . . . . . . . . . . .21
    Subordinated Note. . . . . . . . . . . . . . . . . . . . . . . .18
    Subsequent Property Funding. . . . . . . . . . . . . . . . . . .18
    Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . .18
    Subsidiary Cash Reserve. . . . . . . . . . . . . . . . . . . . .19
    Subsidiary Structuring Covenants . . . . . . . . . . . . . . . .39
    Such as. . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
    Supplemental Return Disbursements. . . . . . . . . . . . . . . .19
    Third Party Mortgage Proposal. . . . . . . . . . . . . . . . . .28
    Waterfall. . . . . . . . . . . . . . . . . . . . . . . . . . . .19

                           _________________________

                                  EXHIBIT "A"

                        ADMINISTRATIVE EXPENSES BUDGET
                             Has Not Been Received

                                 EXHIBIT "B"

                      DESCRIPTION OF REMEDIATION PROFILES

                                    TABLE 1
                          PROPERTY TARGETING CRITERIA

Category I - High Risk - Unsuitable
o   Drinking water source impact likely or existing
o   Pending/active litigation involving site contamination
o   NPL/Superfund site
o   Existing or likely health risk
o   Radioactive waste
o   Adjacent properties impacted
o   Residential Neighborhood
o   High Profile

Category II - Moderate Risk
o   Acquisition price                  FMVd < $20M
o   Remediation cost                   Less than 40% of FMVc
o   Project term                       Less than 3 years
o   Remedial plan approval process     Normal
o   Indemnifications                   Not likely
o   Contamination                      Soil impact with water impact,
                                       possible unknown or questionable
                                       Geology, higher risk contaminants
o   Existing use                       Non-productive
o   Availability of data               Some data but more required
o   Title transfer                     Before remediation

Category III - Low Risk
o   Acquisition price                  FMVd <$10M
o   Remediation cost                   Less than 25% of FMV
o   Project term                       Less than 24 months
o   Remedial plan approval process     Expedited
o   Indemnifications                   Possible
o   Contamination                      Soil impact only, favorable
                                       geology, hydrocarbon, or other easily
                                       treatable materials
o   Existing use                       Productive
o   Availability of Data               Good
o   Title transfer                     After remediation possible
---------------------------------------------------------------------------
FMVd - Fair Market Value of the property in a contaminated condition
FMVc - Fair Market Value of the property in a clean condition

                                EXHIBIT "C"

                      EXAMPLE OF PERCENTAGE ADJUSTMENT

    Starting Point. As a starting point, assume Borrower has incurred to date Cash Outlays in the amount of $1,000. Those were funded 75% ($750) with Senior Loan Advances, and the balance 20% ($200) by Subordinated Loan
Advances and 5% ($50) by Capital Contributions made by DMB to Borrower.
The relative positions of Borrower and Subordinated Lender are as follows:

=========================================================================
Description          Combined              DMB's Capital    Subordinated
                     Fundings by DMB       Account within   Loan
                     and Subordinated      Borrower         Advances
                     Lender
-------------------------------------------------------------------------
Starting Point       $250                  $50              $200
=========================================================================

Additional Cash Outlay Required. After the foregoing, assume Borrower needs to incur additional Cash Outlays in the amount of $500 (the "Second Tranche"). To fund the Second Tranche, Senior Lender makes Senior Loan Advances in the amount of $375, leaving $125 to be covered: (a) Borrower, $25; and (b) Subordinated Lender, $100. Borrower fails to advance its $25; Subordinated Lender fully funds its $100. The following calculations and adjustments will be made:

=======================================================================
Initial Second Tranche         $350         $0             $100
Subordinated Loan Advance
-----------------------------------------------------------------------
Additional Subordinated Loan   $375         $0             $25
Advance to Cover DMB Shortfall
-----------------------------------------------------------------------
Shortfall Adjustment           $375        ($6.25)         $6.25
(25% x $25 Shortfall)
-----------------------------------------------------------------------
New Balances                   $375         $43.75         $331.25
(Aggregate)
-----------------------------------------------------------------------
New Percentage for Previously               43.75 / 375    331.25 / 375
"80%" Distributions                         = 11.66%       88.33%
-----------------------------------------------------------------------
New Percentage for Previously               50% - (8.33%   50% + (8.33%
"50%" Distributions (Adjusted by            x 2.5) =       x 2.5) =
(8.33% x 2.5))                              50% - 20.82%   50% + 20.82%
                                            = 28.18%       = 70.82%
=======================================================================

    Summary: As a result of the foregoing, DMB has contributed only 2/3 of the Capital Contribution to Borrower it was required to contribute; Subordinated Lender covered that DMB Shortfall; and DMB's participation in "80%" distributions and "50%" distributions were both reduced to compensate Subordinated Lender for the incremental risk assumed by Subordinated Lender as a result of making Subordinated Loan Advances not originally contemplated.

                                EXHIBIT "D"

                                  WATERFALL


    Notwithstanding anything to the contrary in the Borrower Operating Agreement (including Sections 4.1, 4.2 and 4.3), all Borrower Cash shall be allocated and applied as follows.


1   Applications of Property-Specific Borrower Cash.

    To the extent attributable to or arising from specific Approved Property(ies) (including the operations and dispositions thereof), Borrower Cash for each calendar month of Borrower shall be applied and disbursed on each Payment Date as follows (provided, however, that all sums otherwise payable to DMB shall be subject to any provisions of the Senior Loan Documents that require such sums to be applied or used instead in a particular manner, such as on account of Release Shortfalls or to fund the Retained Earnings Reserve):

    1.1 First: to reimburse Subordinated Lender in full for any Subordinated Loan Advances made by Subordinated Lender to cure any Event of Default by Borrower;

    1.2 Second, (a) eighty percent (80%) to Subordinated Lender on account of Basic Subordinated Loan Interest attributable to Subordinated Loan Advances relating to such Property and (b) twenty percent (20%) to DMB; but only until such time as DMB has received (taking into account the current and all prior Basic Return Disbursements and Supplemental Return Disbursements) a cumulative annual return of ten percent (10%) per annum (calculated based on actual days elapsed divided by 360) as to its Approved Investment in such Approved Property(ies) (and Subordinated Lender has received Basic Subordinated Loan Interest proportionate thereto) (the "Basic Return Disbursements" payable to DMB);

    1.3 Third, to pay Administrative Expenses and to repay any Capital Contributions previously made by DMB to Borrower, or Subordinated Loan Advances previously made by Subordinated Lender, to pay Administrative Expenses, in proportion to such Capital Contributions and Subordinated Loan Advances (the "Administrative Expense Disbursements");

    1.4 Fourth, (a) eighty percent (80%) to Subordinated Lender on account of Basic Subordinated Loan Interest and (b) twenty percent (20%) to DMB; but only until all accrued Subordinated Loan Interest has been paid (and DMB has received return on equity proportionate thereto) (the "Supplemental Return Disbursements" payable to DMB);

    1.5 Fifth, eighty percent (80%) to Subordinated Lender on account of Subordinated Loan Advances attributable to such Approved Property and twenty percent (20%) to DMB, to be applied against DMB's Capital Contributions on account of Approved Investments with respect to such Approved Property, until such time as the principal balance of the Subordinated Loan allocable to such Approved Property, and DMB's Capital Contribution with respect to such Approved Investments in such Approved Property, has each been reduced to zero;

    1.6 Sixth, Eighty percent (80%) to Subordinated Lender and twenty percent (20%) to DMB, until the Loan Recovery Shortfall has been reduced to zero;

    1.7 Seventh, the total remaining amount (the "Net Property Profit") shall be paid fifty percent (50%) to DMB as additional return on its equity investment in Borrower and fifty percent (50%) to Subordinated Lender as Contingent Subordinated Loan Interest.


2   Disagreements Regarding Amount of Borrower Cash.

    If at any time, pursuant to a good faith dispute, Borrower and Subordinated Lender fail to agree as to the amount of Borrower Cash available for distribution pursuant to the Waterfall, then pending resolution of such disagreement, the Waterfall shall apply only as to the amount of Borrower Cash that is not in dispute.


3   Other Cash.

    To the extent that Borrower at any time holds any Borrower Cash, other than Borrower Cash to be disbursed pursuant to "Applications of Property-Specific Borrower Cash" above, such sums shall be disbursed and applied pursuant to the following numbered paragraphs (above) in the following order:
1.3; 1.4; 1.6; and 1.7. Notwithstanding anything to the contrary in this paragraph, any sums disbursable to DMB pursuant to this paragraph shall be subject to the applicable restrictions and covenants set forth in the Senior Loan Agreement, including requirements as to funding of the Retained Earnings Reserve.

                                EXHIBIT "E"

                       ENVIRONMENTAL INSURANCE POLICY

                          Has Not Been Received





                                EXHIBIT "F"

                       SUBORDINATED PLEDGE AGREEMENT
                           Has Not Been included